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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[_]  Definitive Information Statement


                         STAR MULTI CARE SERVICES, INC.
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                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g)
[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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     [_] Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

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2)   Form, Schedule or Registration Statement No.:

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3)   Filing Party:

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4)   Date Filed:

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
                         STAR MULTI CARE SERVICES, INC.
                              33 WALT WHITMAN ROAD
                                    SUITE 302
                       HUNTINGTON STATION, NEW YORK 11746



Dear Shareholder:

You are cordially invited to attend the Special Meeting of shareholders of Star Multi Care Services, Inc. (the "Special Meeting") to be held at 3:00 P.M. New York time on May 24, 2004, at the Huntington Hilton Hotel, 598 Broadhollow Road, Melville, New York 11747

At the Special Meeting, our shareholders will be voting on the following proposal:

o To approve an amendment to our Certificate of Incorporation which will effect a 1-to-55,000 reverse stock split of our common stock.

o The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

These proposals are more fully described in the enclosed Information Statement.




 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
 ------------------------------------------------------------------------------



                                             By Order of the Board of Directors,


                                             Stephen Sternbach
                                             Chairman of the Board, President
                                             and Chief Executive Officer
                                             Huntington Station, New York

                         STAR MULTI CARE SERVICES, INC.
                              33 WALT WHITMAN ROAD
                                    SUITE 302
                       HUNTINGTON STATION, NEW YORK 11746



                        PRELIMINARY INFORMATION STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 24, 2004


GENERAL INFORMATION FOR SHAREHOLDERS

     This Information Statement, expected to be mailed May 3, 2004, is furnished in connection with the Special Meeting of shareholders of Star Multi Care Services, Inc. to be held at 3:00 P.M. New York time on May 24, 2004, at the Huntington Hilton Hotel, 598 Broadhollow Road, Melville, New York 11747 and at any adjournment. This Information Statement is being first sent to our shareholders on or about May 3, 2004.

RECORD DATE AND VOTING

     The proposals to be voted on at the Special Meeting are described in detail in this Information Statement. Shareholders of record at the close of business on April 21, 2004, are entitled to notice of, and to vote at, the Special Meeting. At the close of business on that date, there were outstanding and entitled to vote 16,182,309 shares of our common stock and 1,701 shareholders of record. Each holder of common stock is entitled to one vote for each share of common stock held by that shareholder on the record date.

ADDITIONAL MATERIALS

     We are mailing with this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2003 and Quarterly Report on Form 10-QSB for the period ended February 29, 2004. These documents are incorporated in, and constitute a part of this Information Statement.

OTHER MATTERS

     Other than the proposals described in this Information Statement, we know of no matters that will be presented for consideration at the Special Meeting



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
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COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE
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MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY
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OF THE DISCLOSURE IN THE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A
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CRIMINAL OFFENSE.
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
                               SUMMARY TERM SHEET

     This summary highlights selected information from this Information Statement and does not contain all of the information that is important to you. To better understand the terms and conditions of the Proposal involving, the Reverse Split, you should carefully read this entire document, its attachments and the other documents to which we refer.

PROPOSAL 1:    THE REVERSE SPLIT

WHY IS THE COMPANY PROPOSING A REVERSE SPLIT?

     The Reverse Split and payment of cash in lieu of fractional shares resulting therefrom (the "Reverse Split Transaction") was unanimously approved by the Board of Directors on January 7, 2004 and is proposed to reduce the number of shareholders of record to less than 300, thereby allowing us to terminate our registration under the Securities Exchange Act of 1934 (the "Exchange Act") and relieving us of the costs of filing public documents and allowing us to continue our long-term business plans. As a private company, we would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission ("SEC").

     The reasons for the Reverse Split are discussed below under the caption "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Purposes and Reasons for the Proposed Reverse Split".

WHAT WILL I RECEIVE IF THE REVERSE SPLIT IS APPROVED?

     If the Reverse Split is approved by the shareholders and implemented:

     o Each holder of 55,000 shares of existing Common Stock ("Existing Common Stock") will automatically become the holder of one post-Reverse Split share of Common Stock (the "New Common Stock").

     o No new certificates representing fractional shares will be issued. Instead, you would receive cash in lieu of the fractional share, at a rate of $.126 per share of Existing Common Stock). For example, if you are the holder of 1,000 shares of Existing Common Stock at the effective time of the Reverse Split, you would receive $122 in cash rather than fractional shares of New Common Stock. This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. We estimate that an aggregate amount of approximately $90,000 will be paid for resulting fractional shares.

     o For further information, see "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT" below.

WHAT DOES "GOING PRIVATE" MEAN?

     "Going Private" means the Company will no longer be a public reporting company under the federal securities laws. However, affiliated shareholders who hold over 55,000 shares of Existing Common Stock will continue to be shareholders of the Company.

     We estimate that there will be approximately 2 shareholders of record remaining as a result of the Reverse Split. If the Company has less than 300 shareholders of record of its common stock, the Company may terminate the registration of its Common Stock under the Exchange Act by filing a Form 15 with the Securities and Exchange Commission.

     For further information, see "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT" below.

HOW DID THE BOARD OF DIRECTORS AND THE AFFILIATES DETERMINE THE FAIRNESS OF THE REVERSE SPLIT?

     In order to eliminate any conflict of interest in evaluating, negotiating and recommending the Reverse Split Transaction, the Company's Board of Directors formed a special advisory committee (the "Special Committee") to assist the Board of Directors in its evaluation of the Reverse Split Transaction. The Special Committee is composed of one independent director who is not an officer or employee of the Company or any significant Company shareholder, has have a financial interest in the Reverse Split Transaction different from our other shareholders. Additionally, Stephen Sternbach and Matthew Solof (hereinafter referred to as the "Affiliates") upon consummation of the Reverse Split Transaction, will be the two remaining shareholders of the Company. Therefore, it was necessary for these Affiliates to determine for themselves the fairness of this Reverse Split Transaction. In an attempt to independently evaluate the fairness of the Reverse Split Transaction, Messrs. Sternbach and Solof relied upon the independent Special Committee to evaluate this Reverse Split Transaction in conjunction with the Board of Directors. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT-Fairness of the Reverse Split - SPECIAL COMMITTEE" below.

     The Board of Directors and the Affiliates determined that the fair value of the Common Stock in the Reverse Split Transaction to be $.126 per share. The Board of Directors and the Affiliates made this determination based on advice from the Special Committee, a review of the historical trading price of the Company's Common Stock over recent periods, including the average closing price of the stock during the period July 1, 2003 through January 7, 2004, and other considerations such as general lack of liquidity of the Common Stock, recent trading volumes, Company projections and recent market trends, that the Board of Directors deemed relevant to its evaluation. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT-Fairness of the Reverse Split" below.

WHAT ARE THE INTERESTS OF AFFILIATES OF THE COMPANY IN THE REVERSE SPLIT?

     Affiliates of the Company will be the sole shareholders of the Company following consummation of the Reverse Split Transaction. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Fairness of the Reverse Split -- AFFILIATES" below.

HOW WILL THE OWNERSHIP INTERESTS OF HOLDERS OF FEWER THAN 55,000 SHARES BE AFFECTED BY THE REVERSE SPLIT?

     Holders of fewer than 55,000 shares of Existing Common Stock will no longer have any voting or ownership rights in the Company after the Reverse Split is effected and will instead be entitled to receive a cash payment in lieu of their interest based on a valuation of $.126 per share of Existing Common Stock. As a result, such holders will no longer be able to participate in any future growth of the Company. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT -- General Effects Of The Reverse Split" below.

WHAT ARE THE PRINCIPAL ADVANTAGES OF THE REVERSE SPLIT?

     The Company believes, based upon historical information, that it may save approximately $175,000 in the first year following the Reverse Split in costs associated with being a public reporting company. However, these cost savings are estimates and may not be realized as scheduled, or in full.

     Affiliated and unaffiliated shareholders holding a number of shares not evenly divisible by 55,000 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transaction costs.

     To review the principal advantages of the Reverse Split in greater detail please read the discussions under "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT
- Purposes and Reasons for the Proposed Reverse Split" below.

WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE REVERSE SPLIT?

     Shareholders who are cashed-out completely will no longer have any ownership or voting rights in the Company and will not be able to participate in any future growth or profits that the Company may experience.

     If the Reverse Split is effected, the Company will become a private company which will have the following effects: (i) there will be no opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, (ii) there will be much more limited information available publicly regarding the Company unless the Company voluntarily elects to disseminate information publicly or it re-registers under the Exchange Act in the future.

     To review the principal disadvantages of the Reverse Split in greater detail please read the discussions under "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Purposes and Reasons for the Proposed Split - Potential Disadvantages" below.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT FOR SHAREHOLDERS?

     The receipt of cash in the Reverse Split will be taxable for federal income tax purposes. Shareholders who only receive shares of New Common Stock should not be subject to taxation as a result of the Reverse Split.

     Shareholders who receive cash in lieu of fractional shares of New Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

     To review the material tax consequences in greater detail, please read the discussion under "FEDERAL INCOME TAX CONSEQUENCES" below.

WHAT PERCENTAGE OF SHAREHOLDERS MUST VOTE IN FAVOR OF THE REVERSE SPLIT TRANSACTION FOR IT TO BE APPROVED?

     The Reverse Split Transaction will be ratified if a majority of the votes cast vote in favor of its ratification. Stephen Sternbach and Matthew Solof who own approximately 95.7% of the Company's Common Stock have indicated their intention to vote in favor of the Reverse Split Transaction.

DO I HAVE APPRAISAL OR DISSENTERS' RIGHTS?

     Under New York law, those shareholders who wish to exercise their right to dissent and elect not to receive the cash value of $.126 per share of Existing Common Stock must meet all of the specific requirements stated in Section 623 of the New York State Business Corporation Law (See Appendix B). This means that only holders of shares in increments of less than 55,000 shares of the Company's Existing Common Stock that would result in receiving a cash payment in lieu of a fractional share are entitled to dissenters' rights. The dissenters' rights statute provides that shareholders who dissent from the Reverse Split Transaction are entitled to payment in cash for the fair value of their fractional share (if any) resulting from the Reverse Split. Under New York law, if a shareholder votes in favor of the Reverse Split Transaction at the Special Meeting, he/she cannot then subsequently exercise dissenters' rights he/she otherwise may have had under law as to the Reverse Split Transaction. See "DISSENTERS' RIGHTS" below for important details regarding the procedure and specific rights

                  PROPOSAL I - 1-FOR-55,000 REVERSE STOCK SPLIT

                  SPECIAL FACTORS RELATING TO THE REVERSE SPLIT

     INTRODUCTION

     On January 7, 2004, the Company's Board of Directors unanimously adopted a resolution approving, and decided to recommend to the Company's shareholders, a 1-for-55,000 reverse stock split (the "Reverse Split") of the Company's outstanding Common Stock, the payment of the fair market value for any fractional shares resulting from the Reverse Split (together with the Reverse Split, the "Reverse Split Transaction" and "Proposal I"), The Reverse Split Transaction is proposed to reduce the number of shareholders of record to less than 300, thereby allowing the Company to terminate its registration under the Securities Exchange Act of 1934 (the "Exchange Act") and relieving the Company of the costs of filing public documents and allowing the Company to continue its long-term business plans without the burdens of public reporting. As a private company, the Company would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission ("SEC").

     The Company's Board of Directors had to consider many factors in its determination to approve the Reverse Split Transaction and submit it to the shareholders for approval. Most importantly, the Board of Directors had to determine if the Reverse Split Transaction was in the best interest of the Company's shareholders. In connection with that decision, the Board of Directors considered advantages and disadvantages to the Company going private, as well as the methods and types of transactions available to allow the Company to go private. In connection with that analysis, the Board of Directors also was required to determine the fair market value of the Company's Common Stock and, depending on the type of transaction chosen to go private, to determine whether the Board of Directors was permitted to or thought it advisable to recommend the Company pay any premium over the fair market value of the Company's Common Stock.

     The Affiliates likewise had to determine whether the Reverse Split Transaction was in the best interest of the Company and its unaffiliated shareholders. In connection with that decision, the Affiliates considered advantages and disadvantages to the Company going private, as well as the methods and types of transactions available to allow the Company to go private. In connection with that analysis, the Affiliates also was required to determine the fair market value of the Company's Common Stock and, depending on the type of transaction chosen to go private, to determine whether it advisable that the Company pay any premium over the fair market value of the Company's Common Stock.

     The Board of Directors and the Affiliates, after extensive discussions with representatives from Company management and outside legal counsel to the Company, made a preliminary determination that a reverse stock split would be the best transaction structure to achieve, in the most cost effective manner, the Company's going private goal. To assist the Board of Directors and the Affiliates in its determinations regarding a going private transaction and to get an independent view of the Board's initial determinations and the view of the Affiliates, the Board of Directors then formed a special, advisory committee for the Company, comprised of one independent non-employee director (Charles Berdan) to investigate, consider and evaluate the "going private" proposal including a possible reverse stock split (the "Special Committee"). Rather than incur a substantial expense for a totally independent analysis from the Company, the Affiliates decided to rely upon the independent analysis and review of the Special Committee. The Special Committee was asked to independently examine the following:

          o whether the Company should undertake a going private transaction and the advantages and disadvantages to the Company's shareholders in doing so;

          o what form the transaction to go private should take, if any;

          o if the Special Committee determined that a reverse stock split were the proper method to undertake the going private transaction, the parameters of the reverse split, including the size of the reverse split and how to handle any resulting fractional shares; and

          o how to accurately value the Company's Existing Common Stock.

     The Special Committee ultimately, after a number of meetings and discussions with Company management, discussions with outside legal counsel, and review of other factors that the member of the Special Committee determined to be relevant to its evaluation of a going private transaction, made a decision on January 7, 2004 to recommend to the Company's Board of Directors and the

Affiliates that the Reverse Split Transaction be approved. In addition, the Special Committee noted that in undertaking a reverse split, the Company would be required to pay the fair market value for any resulting fractional shares of Common Stock so that the Company could reach its goal of going private. In so doing, the Special Committee noted advice from counsel that the fair market value of the Common Stock was to be concluded without discount or premium and must be determined by the Special Committee, the Board of Directors and the Affiliates by reviewing all relevant factors. After conducting such an examination of relevant factors, the Special Committee determined that the fair value of the Common Stock in the Reverse Split Transaction to be $.126 per share. The Special Committee made this determination based on a review of the historical trading price of the Company's Common Stock over recent periods, including the average closing price of the stock during the period July 1, 2003 through January 7, 2004 and other considerations such as general lack of liquidity of the Common Stock, recent trading volumes, Company projections and recent market trends, that the Special Committee deemed relevant to its evaluation.

     On January 7, 2004, the Special Committee delivered its recommendation of the Reverse Split Transaction to the Board of Directors and the Affiliates, including a detailed analysis of its conclusions. After receipt of that recommendation, the Board of Directors and the Affiliates independently reviewed the recommendations made by the Special Committee of the Reverse Split Transaction, including but not limited to the advantages and disadvantages of going private and the Reverse Split Transaction, the valuation methodology recommended by the Special Committee as to the method to determine the price to be paid to fractional shareholders in the Reverse Split Transaction, proposed methods of funding the payment to holders of fractional shares in the Reverse Split Transaction and current and projected Company performance and the Board of Directors approved unanimously the Reverse Split Transaction and a reduction in authorized Common Stock as described in this Proposal I. Additionally, after review of the Special Committee's Report, the Affiliates also adopted its findings and advised the Board of Directors that it would support the Special Committee's recommendations.

     Proposal I is subject to approval by a majority of those Common Stock shares voting at the Special Meeting. Stephen Sternbach and Matthew Solof, the Affiliates, who own approximately 95.7% of the Company's Common Stock have indicated their intention to vote in favor of Proposal I.

     HOW THE REVERSE SPLIT TRANSACTION WILL BE UNDERTAKEN

     The Reverse Split of the Company's outstanding Common Stock will automatically occur upon the filing of the Reverse Split amendment ("Reverse Split Amendment"). The "Effective Date," referred to throughout this Proposal I, for the Reverse Split will be the date indicated as such in the Reverse Split Amendment, which date is currently expected to be the date on which the Reverse Split Amendment is filed with the State of New York.

     Following shareholder approval of the Reverse Split, each holder of 55,000 shares of Existing Common Stock will automatically become the holder of one post-Reverse Split share of Common Stock, also referred to herein as "New Common Stock". No fractional shares will be issued in connection with the Reverse Split, and any fractional shares that may result will be redeemed in cash based on the fair market value of the Existing Common Stock as required by New York Law (shares held by shareholders affiliated with one another will be aggregated for this purpose to the extent commercially practicable). The fair market value of the Existing Common Stock was determined (for purposes of the payment for fractional shares) based upon the average closing price on the NASD Over-the-Counter Bulletin Board during the period July 1, 2003 through January 7, 2004, prior to the ratification of the Reverse Split by the Board of Directors. The Board of Directors believes that the average public closing price of the Existing Common Stock measured over six months accurately reflects the fair market value of the Existing Common Stock.

     The certificates representing Existing Common Stock will not be required to be exchanged for new certificates representing New Common Stock. Rather, the certificates representing Existing Common Stock will be deemed automatically to constitute and represent the correct number of post-split shares without further action by the Company's shareholders, and certificates representing New Common Stock will only be issued as old certificates are delivered to the Company's transfer agent as transfers of shares occur after the Effective Date.

     The Company anticipates that it will pay out approximately $90,000 to holders of Existing Common Stock that will be holders of fractional shares following the Reverse Split Transaction based on a valuation of $.126 per share for each share of Existing Common Stock. It is anticipated that within thirty
(30) following the effective date of the reverse stock split, the Company will mail checks to shareholders to pay them for their fractional shares.

     PURPOSES AND REASONS FOR THE PROPOSED REVERSE SPLIT

     The Company's Board of Directors and the Affiliates considered a number of important advantages to going private which are summarized as follows:

          o Cost savings as to costs of public reporting, shareholder account servicing;

          o Increased operating freedom focused on long-term growth rather than quarterly results;

          o Provide existing shareholders with liquidity at fair market value for their Common Stock; and

          o No tangible reduction in liquidity for continuing shareholders.

     Faced by continuing losses, a continuing lack of interest from public sector investors, and the need for additional working capital, in 2001 the Company implemented a number of cost-cutting measures, which included the sale of its two major operations, New York and New Jersey, and the reduction and replacement of its line of credit. The Company has attempted to down-size its administrative and management staff to reduce its overhead, in an attempt to return to profitability. Unfortunately, such extensive cost-cutting measures were not enough to adequately address the Company's continuing losses. This was due in part to the fact that the costs relating to compliance with the public company reporting requirements cannot be reduced. In fact, such costs are only increasing. As a result, it became clear that maintaining the Company's public status came at a significant cost to the Company with no significant benefit.

     The Board of Directors and the Affiliates considered the Reverse Split Transaction to relieve the Company of the costs and burdens of remaining a public company and allow the Company's management team to focus on long-term growth. In addition, the Board of Directors and the Affiliates believe that because of the Company's relatively small size, lack of profitability and limited dividend distributions, the Company's status as a public company has provided little liquidity for the Company's shareholders. Additionally, because of these factors, the Company has not been able to utilize stock as a source of financing for its capital needs over the last few years. The Company's management expects no change in this situation for the foreseeable future. For these reasons, the Board of Directors and the Affiliates believe the costs and expenses of remaining a public reporting company are not warranted because the Company has not been and expects that it will not be able to realize any of the benefits of public ownership. Although the Company has now reached breakeven, with its present small size, limited growth opportunities and marginal profitability, the potential for market liquidity and increasing shareholder value seems rather limited for the foreseeable future. Therefore, the Board of Directors and the Affiliates finally decided that now was the appropriate time to implement the Reverse Split Transaction.

     The Board of Directors and the Affiliates believe that there are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from termination of registration of common shares include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the company's private status; and reduction in direct expenses such as word processing and preparing electronic filings in the EDGAR format prescribed by the SEC. The Company also believes that there will be a reduction in audit and legal fees, once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. Termination of registration under the Exchange Act of the Common Stock is expected to substantially reduce many of these costs.

     The Company also expects the Reverse Split Transaction to substantially reduce the cost of servicing shareholder accounts. The costs of printing and mailing materials to shareholders (and dividend checks when declared and paid) increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of the Company's shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings. After the Reverse Split Transaction, the Board of Directors expects the Company to have approximately 2 shareholders, compared to approximately 1,700 shareholders prior to the Reverse Split.

     Based on its experience in prior years, the Company believes that annual savings of $175,000 in the first year following the Reverse Split Transaction may be realized by going private. This amount, however, is just an estimate based on past experience, and the actual savings to be realized may vary from such estimate, especially in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules if the Company continues to be subject to the Exchange Act. However, the Company cannot guarantee that the benefits of going private will be accomplished as expected or in full. The estimated savings will accrue from the elimination of the following expenses:

---------------------------------     -------------------------------
Expense                               Estimated Dollars
---------------------------------     -------------------------------
Independent Accountants               $75,000
---------------------------------     -------------------------------
Legal                                 $75,000
---------------------------------     -------------------------------
Transfer Agent                        $15,000
---------------------------------     -------------------------------
Printing and Postage                  $10,000
---------------------------------     -------------------------------
Total Estimated Savings               $175,000
---------------------------------     -------------------------------

     Moreover, it is anticipated that the Company will also save considerable time by no longer having to comply with the federal securities laws. It is estimated that management will probably save approximately 100-150 man-hours by not having to file reports under the Securities Exchange Act of 1934.


     The Board of Directors and the Affiliates also believe that the Company, because of its being a public reporting company, has not been able to concentrate enough on the long-term growth of the Company's businesses. Rather, the Company has been required to place undue emphasis on quarter-to-quarter earnings. By becoming a private company, the Board of Directors and the Affiliates feel that management can redirect its efforts on long-term growth. Management will gain greater flexibility in operating the Company and planning for its future.


     The Reverse Split Transaction also provides for a cash payment to holders in lieu of the issuance of fractional shares. Unaffiliated and affiliated shareholders will benefit from the Reverse Split Transaction in that they will receive a cash payment for all or a portion of their existing holdings. All holders of less than 55,000 shares of Existing Common Stock will receive a cash payment for their entire interest in the Company, which the Company believes provides a substantial benefit since the current market for the shares is very limited. Those affiliated shareholders who hold 55,000 or more shares of Existing Common Stock will receive New Common Stock and will continue to have voting and ownership rights in the Company, as well as payments in cash for any fractional shares resulting from the Reverse Split Transaction for such holders. The holders of New Common Stock will have the opportunity to participate in the increased opportunities for future growth that the Company will experience due to the reduced reporting and administrative costs associated with the Company no longer being public.

     If the Reverse Split is approved and implemented, the number of shareholders of record of the Company's Common Stock will be fewer than 300. The Company intends to terminate the registration of its Common Stock under the Exchange Act pursuant to Section l2(g)(4) of the Exchange Act as soon as possible after the Effective Date. Following the Reverse Split Transaction, the decision by the Company to terminate Exchange Act registration will not require shareholder approval and will not be voted on at this Special Meeting. After the Company has de-registered its Common Stock, the Company's duty to file periodic reports with the SEC, such as current quarterly and annual reports, will be suspended.

     POTENTIAL DISADVANTAGES OF THE REVERSE SPLIT TRANSACTION

     While the Company believes the Reverse Split Transaction will result in the benefits described, several disadvantages should also be noted. THE OWNERSHIP INTEREST OF SHAREHOLDERS HOLDING LESS THAN 55,000 SHARES WILL BE TERMINATED, AND SUCH SHAREHOLDERS WILL NOT PARTICIPATE IN ANY FUTURE GROWTH OF THE COMPANY. Additionally, unaffiliated shareholders will be forced to relinquish their shares in the Company upon the effective date of the Reverse Split Transaction, rather than choosing on their own the time and price for disposing of their holdings of common stock in the Company. In addition, the Company will become a private company, and continuing shareholders will not have the opportunity for a public market for the Company's securities unless the Company re-registers under the Exchange Act in the future, which is not currently anticipated.

         After the Reverse Split Transaction, the Company will terminate the registration of its Common Stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

          o Less information will be required to be furnished to shareholders or to be made publicly available by the Company;

          o Various provisions of the Exchange Act, such as quarterly operating statements and proxy statement disclosure in connection with shareholder meetings, will no longer apply to the Company; and

          o The reporting requirements and restrictions of the Securities Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, will no longer apply to executive officers, directors and 10% shareholders of the Company.

          The Company would no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. Therefore, the chief executive officer and chief financial officer would no longer be required to certify as to the accuracy of the Company's financial statements.

     Furthermore, both affiliated and unaffiliated shareholders of the Company receiving cash as a result of the Reverse Split Transaction will be subject to federal income taxes and possibly state taxes, as if they had sold their shares. As a result, both affiliated and unaffiliated shareholders who receive cash due to the Reverse Split Transaction may be required to pay taxes (or may recognize a capital loss) on their respective shares of Common Stock which are converted into the right to receive cash from the Company. See "FEDERAL INCOME TAX CONSEQUENCES."

     BACKGROUND

     Organizational Restructuring Changes
     ------------------------------------

     On September 7, 1997, the Company consummated an Agreement and Plan of Merger with Extended Family Care Corporation ("EFCC"). The Agreement between the Company and EFCC provided for the merger of EFCC Acquisition Corp. (Merger Sub), a New York corporation and a wholly-owned subsidiary of the Company, with EFCC, with EFCC merging with and into the Merger Sub. The EFCC acquisition added to the Company's existing New York and New Jersey operations as well as expanded these operations by introducing new operations in the Commonwealth of Pennsylvania.

     Although the Company had implemented organizational restructuring plans over the 1999 and 2000 fiscal years in response to industry related reimbursement and regulatory changes, the Company again initiated additional restructuring activities in fiscal year 2001. This was done in response to: (1) continued service volume shrinkage across the industry in all areas of reimbursement including Medicare, Medicaid and commercial insurance; (2) the Company's need to improve profitability in order to reduce financial obligation liabilities, and (3) the Company's inability to secure adequate numbers of personnel to expand client service volume due to an industry wide personnel shortage. The restructuring activities were initiated and completed in the Company's second quarter. These restructuring activities included;

     o    Senior and middle management personnel changes.
     o    General staff consolidations and reductions.
     o The closure of all non-profitable, marginally profitable and under performing divisions and locations.
     o The elimination of under performing, low margin and poor paying contracts.

     In the 1999 and 2000 fiscal years, the Company also initiated and completed the consolidation of certain licensed offices in both Florida and New York. The licensed offices located in Miami Lakes and Lake Worth were consolidated and centralized into the Company's Hollywood office to increase operational efficiency in the region and reduce cost. Simultaneously, the Company terminated certain under-performing low margin managed care contracts in the region to increase the regional operating margin. Additionally, the Company, effective February 26, 1999, discontinued Medicare Certified Home Health Agency operations in Florida due to changes in the Medicare reimbursement and authorization methodologies. In May 1999 the Company closed its Syracuse office due to cost containment considerations.

     Effective January 1, 1999, the Company successfully completed an 18 month, automation restructuring project by placing all offices on the same operating software for client intake, scheduling, personnel, clinical data base management, billing and compliance. The system downloads data to the Resource Center into a standard accounting package for payroll, billing, collection, financial and general ledger processing. These changes marked a significant transition from multiple operating systems to one integrated standardized operating system. The Company continues to upgrade these systems to the most recent releases available.

     However, despite these attempts at restructuring, the Company was unable to return to profitability and its primary lender was determined to terminate its relationship with the Company. With the Company's present debt level and receivable borrowing base, it was impossible to refinance its credit facility. Therefore, the Company's management searched for a transaction which would provide cash proceeds to pay down the existing credit facility and at the same time establish a smaller credit facility with another lender providing more favorable borrowing terms. On July 3, 2001, the Company entered into Purchase Agreement with Premier Home Healthcare Services, Inc. ("Premier") to acquire selected assets of the Company's wholly owned subsidiary, Amserv Healthcare of New Jersey, Inc., operating the New Jersey operations of the Company and the New York operations of the Company, with an aggregate purchase price of $5.5 million, $4.0 million and $1.5 million for the New Jersey and New York operations, respectively. Sale of the New Jersey Assets was completed on August 31, 2001 subject to a post closing adjustment to the purchase price based upon certain revenue thresholds. Additionally, on August 31, 2001, the Company entered into a Management Agreement with Premier for management and operation of the Company's New York operations pending New York State regulatory approval and the Company's stockholder approval. Upon receipt of all necessary approvals, the sale of the Company's New York operations will be completed. The purchase price of the New York operations was also subject to adjustment based upon certain revenue thresholds. In the interim period between the effective date of the Management Agreement with Premier and the closing of the New York operations, the Company borrowed $800,000 from Premier which was secured by the assets that Premier was to purchase in the form of a non-recourse promissory note. Additionally, under the terms of the Purchase Agreement with Premier, Star had retained the account receivables of the New York and New Jersey operations, equal to approximately $4.5 million. Subsequent to the execution of the Purchase Agreement with Premier and the closing of the New Jersey Assets in August 2001, the Company determined that shareholder approval was not required for consummation of the sale of the New York operations of the Company. As the Company has received New York State regulatory approval for the sale of the New York operations and to facilitate the closing of the sale of the these assets without shareholder approval, the Company agreed to a consensual foreclosure of the New York operations by Premier, whereby all of the assets related to the Company's New York operations were transferred to Premier. Upon the completion of this consensual foreclosure, the New York operations were transferred to Premier, in the same manner had a closing actually occurred, with no additional liability incurred by the Company. This foreclosure was completed by the end of 2002.

     The Company used the proceeds from the transaction with Premier to pay-off and terminate its credit facility with Healthcare Finance Group, Inc. ("HFG"). The Company paid HFG a total of $4.4 million in debt obligations and fees and established a more favorable $2 million credit facility with G.E. Capital Healthcare Financial Services, Inc. (formerly Heller Healthcare Finance, Inc.).

     Following the sale of the New York and New Jersey operations, the Company had completed downsizing and disposing of its most profitable and valuable operations. The Company had eliminated all senior management except for the position of Chief Executive Officer and Chief Financial Officer. Therefore, there were no other avenues available for the Company to reduce operational costs and increase profitability. The financial projections showed that at the present revenue levels, it would be impossible to achieve anything then breakeven or marginal profitability. The only large expense that was available to be eliminated and not adversely affect the operations of the Company was those expenses attributable to the Company's obligations under the Securities Exchange Act of 1934. It was this opportunity of cost savings that initially stimulated the Company's interest in Going Private.


     On April 30, 1999 the Company completed a private placement by the sale of $575,000 Series A 8% Convertible Preferred Stock par value $1.00 per share ("Series A Preferred Stock") to the Shaar Fund, Ltd. (the "Shaar Fund"), providing the Company net proceeds, after fees and expenses, of $500,000. However, as the price of the common stock of the Company continued to decline, the Company's common stock was delisted from trading on the Nasdaq SmallCap Market and the trading volume dramatically declined, it became apparent that the would be unable to liquidate its position in the Company. In October 2002, the Company exchanged the Series A Preferred Stock for newly issued Series B 7% Convertible Preferred Stock ("Series B Preferred Stock") and thereafter, Stephen Sternbach and Matthew Solof (hereinafter referred to as the "Affiliates") acquired the Series B Preferred Stock from the Shaar Fund. On January 25, 2003, Mr. Sternbach and Mr. Solof each exercised their respective rights to convert their holdings in Series B Preferred Stock into Common Stock of the Company, providing them each with 47.8% and 47.9% beneficial ownership of the Company's common stock, respectively. Following the conversion of this Series B Preferred Stock by Messrs. Sternbach and Solof, Mr. Sternbach initiated the discussion with the other member of the Board of Directors regarding the opportunity to reduce the Company's expenses through taking the Company private. The Board of Directors of the Company considered the advantages and disadvantages of being a private company. At that time, the Board considered the following specific advantages and disadvantages to taking the Company private:

-----------------------------------------------------------      ------------------------------------------------------------
ADVANTAGES OF GOING PRIVATE                                           DISADVANTAGES OF GOING PRIVATE
-----------------------------------------------------------      ------------------------------------------------------------

Expense savings of approximately $175,000                        Unaffiliated shareholders with fractional shares following the reverse split would no longer remain shareholders and be
Unaffiliated shareholders would receive cash payment for         unable to participate in future potential growth of the
their holdings in the Company, without incurring brokerage       Company.
fees and gain the ability to liquidate their position in an
otherwise illiquid market for the Company's common stock.        No opportunity for a public market in the Company's
                                                                 securities that would limit the Company's opportunities to
Management could focus on managing the Company, rather than      raise equity financing.
increasing stock price to maximize shareholder value.
                                                                 Limited information regarding the Company unless the Company voluntarily elects to disseminate information publicly or
                                                                 re-registers under the Exchange Act in the future.

                                                                 Shareholders receiving cash payment in lieu of their
                                                                 fractional share following the reverse split will be forced to recognize income and pay income tax on any gain realized.

     Following this review of the advantages and disadvantages of going private, in order to develop a proposal, management spoke with representatives of the Company's outside legal counsel to discuss options for terminating the Company's reporting obligations, including the option of a reverse stock split. After discussions with legal counsel and preparation of preliminary cost savings and recent trading analyses, management decided to present these options to the Board of Directors for further discussion after the Company completed its fiscal year and issued its audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2003.

     Following, release of the Company's audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2003, management spoke with the Company's outside legal counsel to discuss options for terminating the Company's reporting obligations, including the option of a reverse stock split. After discussions with legal counsel, management decided to present these options to the Board of Directors for further discussion and analysis. At the December 5, 2003 meeting of the Board of Directors, the Board discussed the options available, principally a reverse split, an issuer self-tender offer or a squeeze-out merger, and determined, comparing such available options, that a reverse stock split was the most feasible and cost-effective in the Company's current situation. the Board of Directors used the meeting opportunity to discuss, the options available to the Company to go private based on management's research of alternatives, principally a reverse split, an issuer self-tender offer or a squeeze-out merger, and preliminarily determined, comparing such available options, that a reverse stock split was likely to be the most feasible and cost-effective option in the Company's current situation should the Board decide to take the Company private. At that meeting, the Board of Directors also reviewed with legal counsel the duties of directors under the federal securities laws and New York State corporate laws in evaluating a going private transaction, the Company's likelihood of success under each approach and then discussed the preparation of documents to be filed with the SEC in this regard for each possible approach. The costs associated with going private were discussed as well as the potential timeline for achieving private company status. The Board of Directors then instructed management to engage legal counsel to assist the Company in pursuing the proposed going private transaction. The reasoning for such decision is discussed below in the section entitled "SPECIAL FACTORS - Alternatives Considered by the Board of Directors."

     Legal counsel explained that the cost for the "Going Private Transaction" would approximately cost $40-50,000, including legal fees, EDGAR filing preparation fees, printing and mailing costs and transfer agent fees. Additionally, he explained that the "Going Private Transaction" would most probably take three to four months including the process of (i) forming a Special Committee to review the transactional options and issue report to the Board of Directors, (ii) Board of Directors passing on the recommendations of the Special Committee, (iii) preparation by counsel of Schedule 14C and Schedule 13e-3, (iv) review by the Securities and Exchange Commission, (v) review and response by the Company to the SEC comments, if any, (vi) printing of the Information Statement to shareholders, (vii) Special Shareholders Meeting and
(viii) effectuate the "Going Private Transaction". By direction of the Board of Directors, management engaged legal counsel to assist the Company in pursuing the proposed going private transaction. The Board of Directors also formed the Special Committee to provide independent advice to the Board of Directors as to whether to undertake a going private transaction, the form of the going private transaction, and to consider fairness and valuation questions with respect to any proposed going private structure. The Special Committee was comprised of one independent non-employee director (Charles Berdan) and was asked to investigate, consider and evaluate the "Going Private Transaction" including a possible reverse stock split. The Special Committee was asked to independently examine the following:

          o whether the Company should undertake a "Going Private Transaction" and the advantages and disadvantages to the Company's shareholders in doing so;
          o what form the "Going Private Transaction" should take, if any;

          o if the Special Committee determined that a reverse stock split were the proper method to undertake "Going Private Transaction", the parameters of the reverse split, including the size of the reverse split and how to handle any resulting fractional shares; and

          o how to accurately value the Company's Existing Common Stock.

          o how to fund any transaction that would be contemplated.


     SPECIAL COMMITTEE CONSIDERATION
     -------------------------------

     The Special Committee was first charged with considering and recommending to the Board of Directors whether the Company should undertake a "Going Private Transaction". The Special Committee considered the advantages and disadvantages adopting a Going Private Transaction.

     Limited Growth Opportunities and Profitability
     ----------------------------------------------

     The Special Committee evaluated the growth opportunities for the Company and the possibility that the shareholder value could be enhanced merely from organic growth. As referenced above in the section entitled "Organizational Restructuring Changes", the Company has undergone massive restructuring in the past several years and has all but eliminated all senior management except for the Chief Executive Officer and the Chief Financial Officer. Additionally, as stated above, the Company was forced to sell off its largest and most profitable operations in New York and New Jersey. The remaining operations were either unprofitable or marginally profitable. Additionally, with the various state fiscal problems, there will be continue downward pressure on the Medicaid reimbursement rates. The home health care industry overall is not a high profit margin or high growth industry. Therefore, the remaining operations will not fuel highly profitable fast growing opportunities for the Company. The Chief Financial Officer of the Company provided the Special Committee historical financial information showing unprofitable operations. Additionally, projections for the next year, showed only marginally profitable operations at best with expected flat revenues. Therefore, since the opportunities to significantly increase profit margins were non-existent, the only opportunities available to improve profitability were to decrease costs that would not adversely affect operations. On the revenue side, as the Company's present operations were not expected to fuel organic growth, the other alternative for revenue growth was through acquisitions. However, since the common stock of the Company was significantly depressed, this could not be used as currency. As the Company did not have excess cash reserves, acquisitions were not feasible for the foreseeable future.


     The historical financial data and projections are set forth below:

----------   -----------------------   --------------------------------   ----------------------
             Year ended May 31, 2003   6 months ended November 30, 2003   Projected May 31, 2004
----------   -----------------------   --------------------------------   ----------------------
Revenues     $10,474,784               $6,491,893                         $12,800,000
----------   -----------------------   --------------------------------   ----------------------
Net Income   $(1,328,185)              $   65,518                         $0
----------   -----------------------   --------------------------------   ----------------------

     ADVANTAGES OF A GOING PRIVATE TRANSACTION CONSIDERED BY THE SPECIAL
     -------------------------------------------------------------------
     COMMITTEE:
     ----------

     o Cost savings as to costs of public reporting, shareholder account servicing; Increased operating freedom focused on long-term growth rather than quarterly results; Provide existing shareholders with liquidity at fair market value for their Common Stock; and No tangible reduction in liquidity for continuing shareholders.

     The principal reasons for the Going Private Transaction are to relieve the Company of the costs and burdens of remaining a public company and allow the Company's management team to focus on long-term growth. Because of the Company's relatively small size, lack of profitability and limited dividend distributions, the Company's status as a public company has provided little liquidity for the Company's shareholders. Additionally, because of these factors, the Company has not been able to utilize stock as a source of financing for its capital needs over the last few years. The Company's management expects no change in this situation for the foreseeable future. For these reasons, the costs and expenses of remaining a public reporting company are not warranted because the Company has not been and expects that it will not be able to realize one of the principal benefits of public ownership.

     There are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Securities Exchange Act of 1934 (the "Exchange Act"), the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from termination of registration of the common shares include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the Company's private status; and reduction in direct expenses such as word processing and preparing electronic filings in the EDGAR format prescribed by the SEC. Also, there will be a reduction in audit and legal fees, once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. Termination of registration under the Exchange Act of the Common Stock is expected to substantially reduce many of these costs.

     The Going Private Transaction would be expected to substantially reduce the cost of servicing shareholder accounts. The costs of printing and mailing materials to shareholders (and dividend checks when declared and paid) increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of the Company's shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings. After the Going Private Transaction, the Company expects to have approximately 2 shareholders, compared to approximately 1,700 shareholders prior to the Reverse Split.

     Based on its experience in prior years, the Company believes that annual savings of $175,000 in the first year following the Going Private Transaction may be realized by going private. This amount, however, is just an estimate based on past experience, and the actual savings to be realized may vary from such estimate, especially in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules if the Company continues to be subject to the Exchange Act. However, the Company cannot guarantee that the benefits of going private will be accomplished as expected or in full.

     The Company believes that because of its being a public reporting company, it has not been able to concentrate enough on the long-term growth of the Company's businesses. Rather, the Company has been required to place undue emphasis on quarter-to-quarter earnings. By becoming a private company, the Company feels that management can redirect its efforts on long-term growth. Management will gain greater flexibility in operating the Company and planning for its future.

     The Going Private Transaction also provides for a cash payment to holders in lieu of the issuance of fractional shares. Unaffiliated shareholders will benefit from the Going Private Transaction in that they will receive a cash payment for all or a portion of their existing holdings. All holders of less than 55,000 shares of Existing Common Stock will receive a cash payment for their entire interest in the Company, which the Company believes provides a substantial benefit since the current market for the shares is very limited. The holders of New Common Stock will have the opportunity to participate in the increased opportunities for future growth that the Company will experience due to the reduced reporting and administrative costs associated with the Company no longer being public.

     Disadvantages of a Going Private Transaction Considered by the Special
     ----------------------------------------------------------------------
     Committee:
     ----------
     Cessation of Public Market of Company's Common Stock.
     Inability to participate in any future increase in the value of our common stock or the growth of the Company. Cessation of publicly available information.

     Cessation of Public Market of Company's Common Stock. Following the Reverse Split, the Company will apply for the termination of its Registration and Periodic Reporting Obligations. Once we terminate such obligations, the Company's common stock will no longer be eligible to be quoted on the NASD OTCBB. As a result, there will be no effective trading market for the Company's common stock. As it is anticipated that only two shareholders will remain, a market for the Company's common stock will not be an issue. However, the current public market is highly illiquid, as many days go by without any trading whatsoever. Because as a practical matter there currently exists very little liquidity for our common stock, our Special Committee felt that any further loss of liquidity would have little effect on remaining shareholders and will be outweighed by the benefits of terminating our Registration and Periodic Reporting Obligations.

     Inability to participate in any future increase in the value of our common stock. Shareholders who are cashed out as a result of the Reverse Split will have no further interest in the Company with respect to their cashed out shares, and thus will not have the opportunity to participate in the potential upside of any increase in the value of such shares.

     Cessation of Publicly Available Information. Upon terminating our Registration and Periodic Reporting Obligations, the Company will no longer file, among other things, annual or quarterly reports with the SEC. Information regarding our business, results of operations and financial condition that is currently available to the general public and our investors will not be available once we terminate the registration of our securities and our Registration and Periodic Reporting Obligations. The Special Committee does not believe this factor makes the transaction unfair to unaffiliated shareholders because any detriment to unaffiliated shareholders that may result from the termination of the registration of our securities and our periodic filings will be offset by the anticipated cost-saving benefits and competitive advantages to the Company of no longer publicly filing such reports.

     Based upon the foregoing, the Special Committee ultimately decided that it was in the best interest of the Company to go forward with the Going Private Transaction.

     FORM OF GOING PRIVATE TRANSACTION
     ---------------------------------

     The Special Committee considered alternative transactions to reduce the number of shareholders but ultimately determined that the Reverse Split was the preferred method. The Special Committee considered the following alternative strategies:

     ISSUER TENDER OFFER. The Special Committee considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Special Committee was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, to reduce its administrative costs related to servicing shareholders who own a relatively small number of shares and to terminate its SEC reporting requirements. The Special Committee was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Special Committee considered that the estimated transaction cost of completing a tender offer would be similar to or greater than the costs of the Reverse Split Transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below 300, the Special Committee did not address or consider potential purchase prices to be offered in an issuer tender offer.

     PURCHASE OF SHARES ON THE OPEN MARKET. The Special Committee also considered purchasing shares of the Company in the open market in order to reduce the number of shareholders to fewer than 300. However, there was no assurance that purchasing stock in isolated transactions would result, in a reasonable period of time, in enough shareholders selling their shares to reduce the number of shareholders enough to permit the Company to deregister given the lack of daily trading volume of the Common Stock.

     THIRD PARTY ACQUIRER. The Special Committee also considered seeking a third party acquirer. The Special Committee noted that there were no offers currently outstanding and the Board of Directors, nor the management of the Company, did not actively solicit any third-party interest in selling part or all of the operations of the Company. In 2001, the Company received two offers to sell its New York and New Jersey operations at significant premiums as a result of a bidding war between two competing home health care companies in the New York metropolitan area. As these offers were made by entities that operated within the New York metropolitan area their respective offers were based upon economies of scale to realized by combining their existing operations with the Company's operations. At present, the Company operates in the states of Ohio, Florida and Pennsylvania. Therefore, it would not be possible to locate a potential buyer who could benefit from the economies of scale as the suitors of the New York and New Jersey operations anticipated, nor could there be any guarantee of a bidding war to inflate the sale price. The geographical separation of the Company's operations make a potential transaction with one entity remote. Therefore, the sale of the remaining operations of the Company would most likely require three separate transactions, thereby reducing the proceeds expected by the Company. Additionally, a sale of all of the operations of the Company would trigger the Change in Control provision in the employment agreement of Stephen Sternbach, the Chairman of the Board, President and Chief Executive Officer of the Company.

The payment due Mr. Sternbach following such a change in control would approximate $1 million. Therefore, any sale of the Company's operations that would result in a distribution of the proceeds would have to first make the contractual payment to Mr. Sternbach, in addition to satisfying all of the Company's other commitments. It is for this reason that a transaction involving the acquisition of the Company's remaining operations is not viable. For purposes of analysis, if the Company could sell the remaining operations of the Company in Florida, Pennsylvania and Ohio for the average and customary purchase price to revenue ratio, the remaining operations would provide the Company with sale proceeds of approximately $1.5 million. This purchase scenario would permit the Company to retain its assets and liabilities for liquidation. Assuming that the Company would be able to liquidate its remaining assets for 100% of the book value and paid its remaining liabilities plus the change in control payment of approximately $1 million to the Company's Chairman of the Board, President and Chief Executive Officer, total proceeds would equal $.0925 per share. Please see the chart below:

------------------------------------------------------------------------------
Proceed from Sale of Remaining Operations                           $1,500,000
------------------------------------------------------------------------------
Liquidated Assets                                                   $4,800,000
------------------------------------------------------------------------------
Payment of Liabilities                                              $3,800,000
------------------------------------------------------------------------------
Change in Control Payment                                           $1,000,000
------------------------------------------------------------------------------
Net Proceeds to Shareholders                                        $1,500,000
------------------------------------------------------------------------------
Net Proceeds per share                                              $.0925
------------------------------------------------------------------------------


     CONTINUING AS IS. The Special Committee also considered taking no action to reduce the number of shareholders of the Company. However, due to the Company's significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company's overall expenses and cash flow, the Special Committee believes that taking no action at this time is not in the best interests of the Company. The Company, based on past experience, estimates $175,000 for the first year following the Reverse Split of additional annual expenses may continue to be incurred if the Company continues to be a reporting Company under the Exchange Act. This estimate is substantially based on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules. The Special Committee evaluated the growth opportunities for the Company and the possibility that the shareholder value could be enhanced merely from organic growth. As referenced above in the section entitled "Organizational Restructuring Changes", the Company has undergone massive restructuring in the past several years and has all but eliminated all senior management except for the Chief Executive Officer and the Chief Financial Officer. Additionally, as stated above, the Company was forced to sell off its largest and most profitable operations in New York and New Jersey. The remaining operations were either unprofitable or marginally profitable. Additionally, with the various state fiscal problems, there will be continue downward pressure on the Medicaid reimbursement rates. The home health care industry overall is not a high profit margin or high growth industry. Therefore, the remaining operations will not fuel highly profitable fast growing opportunities for the Company. The Chief Financial Officer of the Company provided the Special Committee historical financial information showing unprofitable operations. Additionally, projections for the next year, showed only marginally profitable operations at best with expected flat revenues. Therefore, since the opportunities to significantly increase profit margins were non-existent, the only opportunities available to improve profitability was to decrease costs that would not adversely affect operations. On the revenue side, as the Company's present operations were not expected to fuel organic growth, the other alternative for revenue growth was through acquisitions. However, since the common stock of the Company was significantly depressed, this could not be used as currency. As the Company did not have excess cash reserves, acquisitions were not feasible for the foreseeable future.

     REVERSE SPLIT. Because the results of a reverse stock split are more predictable and automatic, the Special Committee believes that the Reverse Split is the most expeditious and economical way of reducing the number of holders of record to fewer than 300 and effecting the termination of our Registration and Periodic Reporting Obligations. The selected split ratio was a result of calculations intended to determine how many shares needed to be "cashed-out" to achieve the Company's goal of going private. Based on recent data obtained by the Company which identified that the largest unaffiliated shareholder held approximately 53,000 shares, the Special Committee concluded that a split ratio of 1-for-55,000 would be necessary.

     FAIR MARKET VALUE OF FRACTIONAL SHARES.

     CURRENT MARKET PRICE.

     The Special Committee considered the following factors in determining a current market price for the payment of fractional shares resulting from the Reverse Split Transaction: (i) the Company's common stock was extremely illiquid with low trading volume and price volatility occurring from nominal trading volume, (ii) in the past months, other than swings in price due to infrequent larger purchases or sale, the price has been trading in a very narrow trading range of between $.08 and $.20 per share, (iii) with increased future profitability uncertain, and over 16 million shares outstanding, earnings per share growth that would have a beneficial affect upon the stock price is highly improbable.

     The Special Committee attempted to determine a current fair market value of the Company's common stock based upon the average closing price of the stock during the period July 1, 2003 through January 7, 2004, the date that the Special Committee made its decision regarding the Going Private Transaction, estimated at the time to be approximately $.126 per share. The Special Committee felt that such market price (i) best reflected the fair market value of the Company's Existing Common Stock, (ii) would provide the holders of Existing Common Stock with more cash than they could receive on the open market after transaction fees and (iii) was the same method used during the Company's reverse split of its Common Stock in January 2001 for the payment of fractional shares and therefore was consistent with past practice and treated all past and present shareholders equally.

     The Special Committee considered whether the fair market price for the price to be paid for fractional shares should be the highest price that the Company's common stock traded during the six month period July 1, 2003 through January 7, 2004. The Special Committee reviewed the trading range of the Company's common stock during this period and found the stock traded on twenty-seven days below the average price of $.126 and traded on only seven days above the average price of $.126. After reviewing this analysis and learning that during this six month period the stock traded below the average price of $.126 on almost four times the number of trading days than when it traded above the average price, the Special Committee determined that this was fair and equitable.

     The calculation of the current fair market value was based upon the average closing price of the stock during the period July 1, 2003 through January 7, 2004. Please Appendix A for a detailed list of the closing price for each trading day for this period.

     NET BOOK VALUE

     As of August 31, 2003, the Company had a net book value of $993,999. As of the same date, there were 16,182,309 common stock shares outstanding. The net book value as a result of these numbers on August 31, 2003 was $.061 per share.

     LIQUIDATION VALUE

     For purposes of analysis, if the Company could sell the remaining operations of the Company in Florida, Pennsylvania and Ohio for the average and customary purchase price to revenue ratio, the remaining operations would provide the Company with sale proceeds of approximately $1.5 million. This purchase scenario would permit the Company to retain its assets and liabilities for liquidation. Assuming that the Company would be able to liquidate its remaining assets for 100% of the book value and paid its remaining liabilities plus the change in control payment of approximately $1 million to the Company's Chairman of the Board, President and Chief Executive Officer, total proceeds would equal $.0925 per share. Please see the chart below:

------------------------------------------------------------------------------
Proceed from Sale of Remaining Operations                           $1,500,000
------------------------------------------------------------------------------
Liquidated Assets                                                   $4,800,000
------------------------------------------------------------------------------
Payment of Liabilities                                              $3,800,000
------------------------------------------------------------------------------
Change in Control Payment                                           $1,000,000
------------------------------------------------------------------------------
Net Proceeds to Shareholders                                        $1,500,000
------------------------------------------------------------------------------
Net Proceeds per share                                              $.0925
------------------------------------------------------------------------------

     GOING CONCERN VALUE

     The Special Committee believed that the Company's value as a going concern cannot be reliably determined at this time due to: (i) many years of heavy operational losses, (ii) the uncertainty of the Company reaching continued profitability in the future and (iii) the instability of its revenue base due to its dependence upon the Medicaid reimbursement rate as determined by each state.

     OTHER VALUATION METHODS NOT CONSIDERED

     The Special Committee did not consider the following valuation methods because such information was not available to, or did not apply to the Company for reasons stated below:

     (i) Prices paid in previous purchases by the Company of the Company's securities during the past two years. The Company has not purchased the Company's securities in the past two years.
     (ii) Any report, opinion, or appraisal that is materially related to the Going Private Transaction other than the Special Committee's Report. There were no relevant reports available for consideration other than the Special Committee's Report.
     (iii)Firm offers of which the Company or any affiliate is aware made by an unaffiliated person during the past two years. The Company is unaware of any such offer.
     (iv) Firm offers of which the Company or any affiliate is aware made by an unaffiliated person during the past two years: (a) the merger or consolidation of the subject company with another company, (b) the sale of other assets of the Company, (c) the purchase of the Company's securities in the market enabling the holder to exercise control over the Company. The Company is unaware of any transactions of this type in the past two years.

     FUNDING THE GOING PRIVATE TRANSACTION

     Due the Company's low market capitalization, the Special Committee's recommended fair market value each fractional share was $.126 per share. Therefore, it is anticipated that the total payment to shareholders holding fractional shares after the Reverse Split Transaction will equal approximately $90,000. It was determined that this sum of $90,000 could be paid from the working capital of the Company.

     After considering these valuation methods, the Special Committee concluded that the current market price valuation method provided the highest consideration for the shareholders who hold fewer than 55,000 shares. This valuation method also allows the Company's unaffiliated shareholders the opportunity to immediately receive the anticipated benefit of selling their investment in the Company


     CONCLUSION

     As previously discussed above, following discussions with Company management, outside legal counsel and review of other factors, the sole member of the Special Committee made a decision on January 7, 2004 to recommend to the Company's Board of Directors that the Reverse Split Transaction be approved. In addition, the Special Committee noted that in undertaking a reverse split, the Company would be required to pay the fair market value for any resulting fractional shares of Common Stock so that the Company could reach its goal of going private. After due deliberation, the Special Committee determined that the fair value of the Common Stock in the Reverse Split Transaction to be $.126 per share. The Special Committee made this determination based on a review of the historical trading price of the Company's Common Stock over the past six months, the average closing price of the stock during the period July 1, 2003 through January 7, 2004 and other considerations such as general lack of liquidity of the Common Stock, recent trading volumes, Company projections and recent market trends, that the Special Committee deemed relevant to its evaluation.

     BOARD OF DIRECTORS AND AFFILIATES CONSIDERATION


     On January 7, 2004, the Special Committee delivered its recommendation of the Reverse Split Transaction to the Board of Directors and the Affiliates. The Board of Directors consisted of two members, Charles Berdan, the sole member of the Special Committee, and Stephen Sternbach, the Chairman of the Board and President of the Company, a shareholder holding 47.8% beneficial ownership of the Company's common stock and one of two remaining shareholders of the Company following the completion of the Going Private Transaction. Therefore, the value of Board of Directors of the Company to independently reviewing the findings of the Special Committee were somewhat limited. Moreover, as Mr. Sternbach was also one of the two Affiliates, there was really no benefit from an independent review and determination by the Affiliates. For these reasons, an independent Special Committee was established. After receipt of Report of the Special Committee, the Board of Directors adopted the Special Committee's Report which reviewed the Going Private Transaction, including but not limited to the advantages and disadvantages of going private and the Reverse Split Transaction, the valuation methodology recommended by the Special Committee as to the method to determine the price to be paid to fractional shareholders in the Reverse Split Transaction, proposed methods of funding the payment to holders of fractional shares in the Reverse Split Transaction and current and projected Company performance. After such discussions and reliance upon the Special Committee's recommendations, the Board of Directors approved unanimously the Reverse Split Transaction and a reduction in authorized Common Stock as described in this Proposal I and determined that the Reverse Split Transaction was fair to both affiliated and unaffiliated shareholders of the Company. Thereafter, the Affiliates adopted the conclusions and analyses of the Special Committee.


     The principal reasons the Affiliates adopted the Reverse Split Transaction as recommended by the Special Committee and Board of Directors that approved the Reverse Split Transaction at its January 7, 2004 meeting are:

          o The Company's status as a public company has provided little liquidity for the Company's shareholders and has not provided the Company with enhanced access to capital over the last few years;

          o The termination of the Company's reporting obligations will reduce the Company's operating expenses related to public company reporting requirements which continue to grow over time;

          o The termination of the Company's reporting obligations will provide the Company with increased operating freedom focused on long-term results rather than quarterly results;

          o Nearly all holders of Existing Common Stock will be provided with liquidity at fair market value for their Common Stock when they receive cash for fractional shares in the Reverse Split Transaction; and

          o There will be no tangible reduction in liquidity for continuing shareholders.

     In conjunction with reviewing the positive aspects of the Reverse Split Transaction with counsel, the Board of Directors and the Affiliates examined the potential negative factors associated with effecting the Reverse Split Transaction and going private. The Board of Directors and the Affiliates noted that the ownership interest of holders of less than 55,000 shares of the Company's Existing Common Stock would be terminated as a result of the Reverse Split Transaction, and such shareholders would not have the opportunity to participate in the future growth of the Company. The Board of Directors and the Affiliates noted that continuing shareholders would not have the opportunity for a public market for the Company's securities following the Reverse Split Transaction. The Board of Directors and the Affiliates also considered the estimated cost of purchasing fractional shares of $90,000 and the expenses associated with the Reverse Split. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT -- Potential Disadvantages."

     The Board of Directors and the Affiliates reviewed these potential negative aspects of the Reverse Split Transaction and determined that the one-time cost to effect the Reverse Split Transaction was more than outweighed by the anticipated future annual savings that would be realized by no longer being a reporting company. In addition, the Board of Directors and the Affiliates noted that, given current market conditions, it might take some time before the Company were again able to return to profitability and that the Reverse Split Transaction offered most unaffiliated shareholders a way of getting cash out of the Company at the current fair market value for the Common Stock.

     After the completion of the presentations and discussions, the Board of Directors approved and the Affiliates adopted the Reverse Split Transaction with cash to be paid in lieu of fractional shares at the rate of $.126 per whole share of Existing Common Stock (the fair market value determined by the Board of Directors and the Affiliates for the Existing Common Stock). All corporate actions necessary in connection with these undertakings were approved unanimously, and the Board of Directors directed that the Reverse Split be submitted for approval by the Company's shareholders at the Special Meeting.

     ALTERNATIVES CONSIDERED BY THE SPECIAL COMMITTEE, BOARD OF DIRECTORS AND THE AFFILIATES


     The Board of Directors and the Affiliates relied upon the Special Committee's Report and expressly adopted the Special Committee's conclusions and analysis as set forth herein and listed below. The Special Committee considered the following alternative strategies:

     ISSUER TENDER OFFER. The Special Committee considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Special Committee uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, to reduce its administrative costs related to servicing shareholders who own a relatively small number of shares and to terminate its SEC reporting requirements. The Special Committee was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Special Committee considered that the estimated transaction cost of completing a tender offer would be similar to or greater than the costs of the Reverse Split Transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below 300, the Special Committee did not address or consider potential purchase prices to be offered in an issuer tender offer.

     PURCHASE OF SHARES ON THE OPEN MARKET. The Special Committee also considered purchasing shares of the Company in the open market in order to reduce the number of shareholders to fewer than 300. However, there was no assurance that purchasing stock in isolated transactions would result, in a reasonable period of time, in enough shareholders selling their shares to reduce the number of shareholders enough to permit the Company to deregister given the lack of daily trading volume of the Common Stock.

     THIRD PARTY ACQUIRER. The Special Committee also considered seeking a third party acquirer. The Special Committee noted that there were no offers currently outstanding and the Board of Directors, nor the management of the Company, did not actively solicit any third-party interest in selling part or all of the operations of the Company. In 2001, the Company received two offers to sell its New York and New Jersey operations at significant premiums as a result of a bidding war between two competing home health care companies in the New York metropolitan area. As these offers were made by entities that operated within the New York metropolitan area their respective offers were based upon economies of scale to realized by combining their existing operations with the Company's operations. At present, the Company operates in the states of Ohio, Florida and Pennsylvania. Therefore, it would not be possible to locate a potential buyer who could benefit from the economies of scale as the suitors of the New York and New Jersey operations anticipated, nor could there be any guarantee of a bidding war to inflate the sale price. The geographical separation of the Company's operations make a potential transaction with one entity remote. Therefore, the sale of the remaining operations of the Company would most likely require three separate transactions, thereby reducing the proceeds expected by the Company. Additionally, a sale of all of the operations of the Company would trigger the Change in Control provision in the employment agreement of Stephen Sternbach, the Chairman of the Board, President and Chief Executive Officer of the Company. The payment due Mr. Sternbach following such a change in control would approximate $1 million. Therefore, any sale of the Company's operations that would result in a distribution of the proceeds would have to first make the contractual payment to Mr. Sternbach, in addition to satisfying all of the Company's other commitments. It is for this reason that a transaction involving the acquisition of the Company's remaining operations is not viable. For purposes of analysis, if the Company could sell the remaining operations of the Company in Florida, Pennsylvania and Ohio for the average and customary purchase price to revenue ratio, the remaining operations would provide the Company with sale proceeds of approximately $1.5 million. This purchase scenario would permit the Company to retain its assets and liabilities for liquidation. Assuming that the Company would be able to liquidate its remaining assets for 100% of the book value and paid its remaining liabilities plus the change in control payment of approximately $1 million to the Company's Chairman of the Board, President and Chief Executive Officer, total proceeds would equal $.0925 per share. Please see the chart below:

------------------------------------------------------------------------------
Proceed from Sale of Remaining Operations                           $1,500,000
------------------------------------------------------------------------------
Liquidated Assets                                                   $4,800,000
------------------------------------------------------------------------------
Payment of Liabilities                                              $3,800,000
------------------------------------------------------------------------------
Change in Control Payment                                           $1,000,000
------------------------------------------------------------------------------
Net Proceeds to Shareholders                                        $1,500,000
------------------------------------------------------------------------------
Net Proceeds per share                                              $.0925
------------------------------------------------------------------------------

     CONTINUING AS IS. The Special Committee also considered taking no action to reduce the number of shareholders of the Company. However, due to the Company's significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company's overall expenses and cash flow, the Special Committee believes that taking no action at this time is not in the best interests of the Company. The Company, based on past experience, estimates $175,000 for the first year following the Reverse Split of additional annual expenses may continue to be incurred if the Company continues to be a reporting Company under the Exchange Act. This estimate is substantially based on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules. The Special Committee evaluated the growth opportunities for the Company and the possibility that the shareholder value could be enhanced merely from organic growth. As referenced above in the section entitled "Organizational Restructuring Changes", the Company has undergone massive restructuring in the past several years and has all but eliminated all senior management except for the Chief Executive Officer and the Chief Financial Officer. Additionally, as stated above, the Company was forced to sell off its largest and most profitable operations in New York and New Jersey. The remaining operations were either unprofitable or marginally profitable. Additionally, with the various state fiscal problems, there will be continue downward pressure on the Medicaid reimbursement rates. The home health care industry overall is not a high profit margin or high growth industry. Therefore, the remaining operations will not fuel highly profitable fast growing opportunities for the Company. The Chief Financial Officer of the Company provided the Board of Directors and the Affiliates historical financial information showing unprofitable operations. Additionally, projections for the next year, showed only marginally profitable operations at best with expected flat revenues. Therefore, since the opportunities to significantly increase profit margins were non-existent, the only opportunities available to improve profitability was to decrease costs that would not adversely affect operations. On the revenue side, as the Company's present operations were not expected to fuel organic growth, the other alternative for revenue growth was through acquisitions. However, since the common stock of the Company was significantly depressed, this could not be used as currency. As the Company did not have excess cash reserves, acquisitions were not feasible for the foreseeable future.


     REVERSE SPLIT. Because the results of a reverse stock split would be more predictable and automatic, the Special Committee believed that the Reverse Split is the most expeditious and economical way of reducing the number of holders of record to fewer than 300 and effecting the termination of our Registration and Periodic Reporting Obligations. The selected split ratio was a result of calculations intended to determine how many shares needed to be "cashed-out" to achieve the Company's goal of going private. Based on recent data obtained by the Company which identified that the largest unaffiliated shareholder held approximately 53,000 shares, the Special Committee concluded that a split ratio of 1-for-55,000 would be necessary.

     FAIRNESS OF THE REVERSE SPLIT TRANSACTION

     The Special Committee reviewed the fairness of the Reverse Split transaction. Based upon the analysis set forth herein and below, the Special Committee determined that the Reverse Split Transaction was both substantively and procedurally fair to the Company's unaffiliated shareholders .


The Board of Directors and the Affiliates relied upon the Special Committee's Report and expressly adopted the Special Committee's conclusions and analysis as set forth herein and listed below. The Board of Directors of the Company has unanimously approved the Reverse Split Transaction and in conjunction with the Affiliates, has declared it advisable, in the best interests of, and substantively and procedurally fair to, the Company's unaffiliated shareholders. In reaching these conclusions, the Special Committee considered, among other things, the following factors relating to the fairness of the Reverse Split
Transaction:

     HISTORICAL AND CURRENT MARKET PRICE.
     ------------------------------------

     The Special Committee considered the following factors in determining a current market price for the payment of fractional shares resulting from the Reverse Split Transaction: (i) the Company's common stock was extremely illiquid with low trading volume and price volatility occurring from nominal trading volume, (ii) in the past months, other than swings in price due to infrequent larger purchases or sale, the price has been trading in a very narrow trading range of between $.08 and $.20 per share, (iii) with increased future profitability uncertain, and over 16 million shares outstanding, earnings per share growth that would have a beneficial affect upon the stock price is highly improbable.

     The Special Committee attempted to determine a current fair market value of the Company's common stock based upon the average closing price of the stock during the period July 1, 2003 through January 7, 2004, the date that the Special Committee made its decision regarding the Going Private Transaction, equal to $.126 per share. The Special Committee felt that such market price (i) best reflected the fair market value of the Company's Existing Common Stock,
(ii) would provide the holders of Existing Common Stock with more cash than they could receive on the open market after transaction fees and (iii) was the same method used during the Company's reverse split of its Common Stock in January 2001 for the payment of fractional shares and therefore was consistent with past practice and treated all past and present shareholders equally.


     As stated above, the Special Committee recognized that the common stock of the Company was very thinly traded and therefore posed a challenge to find a fair method for determining a fair market value of the Company's common stock for the payment of fractional shares resulting from the Reverse Split Transaction. The Special Committee considered whether the fair market price for the price to be paid for fractional shares should be the highest price that the Company's common stock traded during the six month period July 1, 2003 through January 7, 2004. The Special Committee reviewed the trading range of the Company's common stock during this period and found the stock traded on twenty-seven days below the average price of $.126 and traded on only seven days above the average price of $.126. After reviewing this analysis and acknowledging that the Company's common stock closed below the average price of $.126 on almost four times the number of trading days than when it closed above the average price of $.126, the Special Committee determined that the average closing price for the six month period prior to the date that the Special Committee made its decision regarding the Going Private Transaction was fair and equitable.


     The calculation of the current fair market value was based upon the average closing price of the stock during the period July 1, 2003 through January 7, 2004. Please Appendix A for a detailed list of the closing price for each trading day for this period.

     NET BOOK VALUE
     --------------

     As of August 31, 2003, the Company had a net book value of $993,999. As of the same date, there were 16,182,309 common stock shares outstanding. The net book value as a result of these numbers on August 31, 2003 was $.061 per share.

     LIQUIDATION VALUE
     -----------------

     For purposes of analysis, if the Company could sell the remaining operations of the Company in Florida, Pennsylvania and Ohio for the average and customary purchase price to revenue ratio, the remaining operations would provide the Company with sale proceeds of approximately $1.5 million. This purchase scenario would permit the Company to retain its assets and liabilities for liquidation. Assuming that the Company would be able to liquidate its remaining assets for 100% of the book value and paid its remaining liabilities plus the change in control payment of approximately $1 million to the Company's Chairman of the Board, President and Chief Executive Officer, total proceeds would equal $.0925 per share. Please see the chart below:

------------------------------------------------------------------------------
Proceed from Sale of Remaining Operations                           $1,500,000
------------------------------------------------------------------------------
Liquidated Assets                                                   $4,800,000
------------------------------------------------------------------------------
Payment of Liabilities                                              $3,800,000
------------------------------------------------------------------------------
Change in Control Payment                                           $1,000,000
------------------------------------------------------------------------------
Net Proceeds to Shareholders                                        $1,500,000
------------------------------------------------------------------------------
Net Proceeds per share                                              $.0925
------------------------------------------------------------------------------

     GOING CONCERN VALUE
     -------------------

     The Special Committee believed that the Company's value as a going concern cannot be reliably determined at this time due to: (i) many years of heavy operational losses, (ii) the uncertainty of the Company reaching continued profitability in the future and (iii) the instability of its revenue base due to its dependence upon the Medicaid reimbursement rate as determined by each state.

     OTHER VALUATION METHODS NOT CONSIDERED
     --------------------------------------

     The Special Committee did not consider the following valuation methods because such information was not available to, or did not apply to the Company for reasons stated below:

     (i) Prices paid in previous purchases by the Company of the Company's securities during the past two years. The Company has not purchased the Company's securities in the past two years.
     (ii) Any report, opinion, or appraisal that is materially related to the Going Private Transaction other than the Special Committee's Report. There were no relevant reports available for consideration other than the Special Committee's Report.
     (iii)Firm offers of which the Company or any affiliate is aware made by an unaffiliated person during the past two years. (a) the merger or consolidation of the subject company with another company or vice versa, (b) the sale of other assets of the Company, (c) the purchase of the Company's securities in the market enabling the holder to exercise control over the Company. The Company is unaware of any transactions of this type in the past two years.

     FAIRNESS TO UNAFFILIATED SHAREHOLDERS

     We believe that the Reverse Stock Split is fair to, and in the best interests of, our unaffiliated stockholders, because the unaffiliated stockholders who will be cashed out because it provides them with the opportunity to liquidate their shares for a price they could not obtain in the marketplace without incurring brokerage costs. The certainty of receiving that price outweighs the fact that they do not control the timing or price of the transaction, and will no longer be able to participate in any improvement in the Company's performance.

     SUBSTANTIVE FAIRNESS

     The cash consideration of $.126 per share to be paid for fractional shares represents the average closing price of the Company's common stock for a period of six months prior to the date that the Board of Directors approved the Reverse Split Transaction;

     Those shareholders being paid cash for their fractional share interest will no longer participate in the future growth of the Company, if any;

     The potential loss of liquidity in shares of our common stock does not appear to be a significant loss given the historically small trading volume of our common stock over the past six months;

     Any detriment associated with the reduction in public information available regarding our business, financial conditions and results of operations will be offset by the savings in costs and management time expected to result from termination of our registration and periodic reporting obligations with the Securities and Exchange Commission; and

     The increasing costs associated with remaining a public-reporting company.

     FAIRNESS OF THE PRICE.

     Based on financial analysis completed by the Special Committee, the Board of Directors and the Affiliates has determined that the price to be paid for the fractional shares is fair both to the Company and to the stockholders for their fractional interests, based on several factors which are described in "Fairness of the Reverse Split Transaction".

     PROCEDURAL FAIRNESS


     Because affiliated stockholders have sole control over the nature and timing of the transaction and the price to be paid in lieu of fractional shares in the Reverse Stock Split, the Board appointed and independent Special Committee, the only director who is not a stockholder and, therefore, would not be financially affected by the transaction, to determine a price to be paid in lieu of fractional shares that was fair to all stockholders. The Board decided not to employ an independent appraiser or representative for unaffiliated stockholders because the cost of such an appraiser or representative outweighed its potential benefit in a transaction of this size. Additionally, the Special Committee considered other issues related to the Going Private Transaction, specifically the procedural fairness of the Reverse Split Transaction as set forth below:

     (i) The fact that the transaction was structured so as to require the approval of a majority of the voting shareholders at the Special Meeting of Shareholders and did not require approval of a majority of the unaffiliated shareholders of the Company;

     (ii) An independent Special Committee reviewed the alternatives available to the Company and recommended the Reverse Split Transaction and the unaffiliated shareholders did not have an independent representative nor was there an independent fairness opinion;

     (iii) The Board of Directors that approved the Reverse Split Transaction consisted of only two members, one independent member who was the sole member of the Special Committee and the other member, the Chairman of the Board, President and Chief Executive Officer of the Company, a shareholder holding 47.8% beneficial ownership of the Company's common stock and one of two remaining shareholders of the Company following the completion of the Going Private Transaction.

     (iv) Unaffiliated shareholders will have an opportunity to liquidate their historically illiquid holdings at the average closing price for the past six months and without brokerage fees; and


     (v) Unaffiliated shareholders can decide to remain shareholders of the Company after the Reverse Split Transaction by simply acquiring sufficient shares so that they hold at least 55,000 shares in their account immediately prior to the Reverse Split Transaction.

     Notwithstanding the lack of additional procedural safeguards, such as a fairness report or the consent of a majority of the unaffiliated shareholders; our Board of Directors and the Affiliates believe that they have acted in the best interest of the unaffiliated shareholders, and that the fairness determination and approval of the transaction has been procedurally fair. In view of the foregoing, the Board of Directors of the Company and the Affiliates believe that sufficient procedural safeguards exist to ensure the fairness of the Reverse Split Transaction and that the positive factors outweighed the negative factors, such that the Reverse Split Transaction is substantively and procedurally fair to the unaffiliated shareholders of the Company.

     The Board of Directors and the Affiliates recognized the concerns of shareholders owning less than 55,000 shares of Existing Common Stock, who have very limited liquidity because there is very little trading in the Existing Common Stock. During the six month period immediately preceding the Affiliates' and the Board of Director's decision to adopt the Special Committee's recommendation of the Reverse Split Transaction, a total of 224,869 shares traded on only thirty-five trading days, or 1.4% of the outstanding common stock of the Company. It was this analysis that a particularly compelling argument in favor of the Reverse Split Transaction. Given this very limited liquidity, it would be extremely difficult for a large number of shareholders to liquidate their respective position in the Company's common stock. The Reverse Split Transaction will allow such shareholders to liquidate their holdings at a fair value, and without brokerage or other transaction costs by receiving cash for their interest.

     Shareholders receiving New Common Stock will benefit from the reduction of direct and indirect costs borne by the Company to maintain its public company status. In addition, both affiliated and unaffiliated shareholders holding a number of shares not evenly divisible by 55,000 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transactions costs.

     The Board of Directors of the Company by unanimous vote on January 7, 2004, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reserve Split Transaction to be advisable, and directing that a proposed amendment to the Certificate of Incorporation of the Company effecting the Reverse Split Transaction be submitted to all shareholders of the Company for consideration. At the same time, the Affiliates adopted the same terms of the Reverse Split Transaction as advisable and informed the Board of Directors that they would support the Reverse Split Transaction.

     In determining the fairness of the Reverse Split Transaction to affiliated and unaffiliated shareholders, and determining to approve the Reverse Split Transaction and recommend that shareholders approve it, the Board of Directors and the Affiliates considered the following material factors:

          o The extremely limited liquidity of the Existing Common Stock supported the Special Committee's, the Board of Directors' and the Affiliates' decision to recommend the Reverse Split Transaction. Since shareholders are not currently realizing one of the principal benefits of public ownership, a liquid trading market, the Board of Directors and the Affiliates determined the costs of public reporting were not warranted.

          o Information regarding the Company's financial condition, including the costs associated with the reporting requirements under the Exchange Act, which are significant to the Company. This information also supported the decision to proceed with the Reverse Split Transaction at a 1-for 55,000 ratio and $.126 cash consideration by showing that the Company had sufficient funds to pay cash in lieu of fractional shares in the Reverse Split Transaction.

          o By becoming a private company, the Board of Directors and the Affiliates believe that management can redirect its efforts on long-term growth free from the constraints of public ownership. Management will gain greater flexibility in operating the Company and planning for its future.

          o The anticipated increased cost of compliance with the additional requirements on public companies under the Sarbanes-Oxley Act of 2002 and related SEC regulations was viewed by the Board of Directors and the Affiliates as yet another disadvantage of remaining a public reporting company.

          o The benefit afforded by the Reverse Split Transaction for shareholders who hold a small number of shares to receive a cash payment for their interest without brokerage costs, which supported the determination that the Reverse Split Transaction is fair to unaffiliated shareholders.

          o The fact that at the 1-for-55,000 ratio, the Reverse Split Transaction would not significantly impact control of the Company, and that the Company expects that it would continue to have approximately 2 shareholders, with directors and executive officers beneficially owning approximately 50% of the New Common Stock on a pro forma basis following the Reverse Split Transaction (reflecting an increase of roughly 3% from their current beneficial ownership of 47% of the Existing Common Stock). Accordingly, the Board of Directors did not view the Reverse Split Transaction as significantly impacting control of the Company.

          o The recommendation of the Special Committee that the Reverse Split and the related transactions are fair to both affiliated and unaffiliated shareholders. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT -- Fairness Of The Reverse Split - SPECIAL COMMITTEE".


     The Board of Directors and the Affiliates also considered a number of potential disadvantages to the Reverse Split. Following the Reverse Split, there will be no opportunity for a public market for the Company's securities to develop. In addition, the termination of the Company's reporting obligations under the Exchange Act will substantially reduce the information that the Company will furnish to continuing shareholders. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Potential Disadvantages of the Reverse Stock Split" and "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Background."

     The Board of Directors and the Affiliates did not engage a representative to represent the unaffiliated shareholders in its deliberations of the fairness of the Reverse Split Transaction, and did not condition the Reverse Split Transaction on the affirmative vote of the holders of a majority of shares held by unaffiliated shareholders. Additionally, the Board of Directors and the Affiliates made no specific provision to grant unaffiliated shareholders access to the Company's corporate files, except as may be required by New York Law, or to obtain counsel or appraisal services at the Company's expense. The Board of Directors and the Affiliates determined that the Reverse Split Transaction was fair to unaffiliated shareholders notwithstanding the foregoing because (1) affiliated and unaffiliated shareholders are treated identically in the Reverse Split, (2) the Reverse Split Transaction does not significantly impact control of the Company, (3) the Special Committee formed by the Board of Directors reviewed the fairness of the Reverse Split Transaction and recommended that the Board of Directors approve the terms of the Reverse Split Transaction as being fair to all shareholders of the Company.

     Stephen Sternbach and Matthew Solof have indicated their intent to vote in favor of the Reverse Split. The shares held by these individuals represent approximately 95.7% of the outstanding voting stock on the Record Date.

     FUNDING THE GOING PRIVATE TRANSACTION

     Due the Company's low market capitalization, the Special Committee's recommended fair market value each fractional share was $.126 per share. Therefore, it is anticipated that the total payment to shareholders holding fractional shares after the Reverse Split Transaction will equal approximately $90,000. It was determined that this sum of $90,000 could be paid from the working capital of the Company. The Board of Directors adopted the recommendation of the Special Committee to fund the payment to the shareholders of their fractional shares out of the working capital of the Company.

     SPECIAL COMMITTEE

     In order to eliminate any conflict of interest in evaluating, negotiating and recommending the Reverse Split Transaction, the Company's Board of Directors formed a special advisory committee. The Special Committee is composed solely of a current independent director who is not an officer or employee of the Company and who has no financial interest in the proposed merger different from our other shareholders. The member of the Special Committee is Charles Berdan. The Special Committee had multiple meetings and discussions regarding the fairness of the proposed Reverse Split to affiliated and unaffiliated shareholders of the Company and found that the pre-split valuation of Existing Common Stock to be paid for fractional shares from the Reverse Split Transaction was fair from a financial point of view to the Company and the holders of Existing Common Stock receiving cash in lieu of fractional shares. Additionally, Stephen Sternbach and Matthew Solof (hereinafter referred to as the "Affiliates") upon consummation of the Reverse Split Transaction, will be the two remaining shareholders of the Company. Therefore, it was necessary for these Affiliates to determined for themselves the fairness of this Reverse Split Transaction. In an attempt to independently evaluate the fairness of the Reverse Split Transaction, Messrs. Sternbach and Solof relied upon the independent Special Committee to evaluate this Reverse Split Transaction in conjunction with the Board of Directors.

     At the final meeting of the Special Committee on January 7, 2004, the Special Committee decided to recommend a 1-for-55,000 reverse split at a valuation to be determined by average closing price of the stock on the last ten days that trades occurred, estimated at the time to be approximately $.126 per share. The Special Committee felt that such market price (i) accurately reflected the fair market value of the Company's Existing Common Stock, (ii) would provide the holders of Existing Common Stock with more cash than they could receive on the open market after transaction fees and (iii) was the same method used during the Company's reverse split of its Common Stock in January 2001 and therefore was consistent with past practice and treated all past and present shareholders equally.

     The Special Committee at the January 7, 2004 meeting also decided that a 1-for-55,000 reverse split was most fair to all shareholders. By raising the number to 55,000 from a lower number which would also have the effect of reducing the number of shareholders to fewer than 300 and allowing the Company to go private, the Special Committee felt that all shareholders were being treated equally. Following a 1-for-55,000 reverse split, the Company will only be left with 2 shareholders, 1 of whom is a director and/or manager of the Company. Thus, virtually all unaffiliated shareholders will be cashed out and no shareholder will be left holding illiquid shares of a private Company. While the costs associated with such a higher reverse split number were greater, the Special Committee felt that the costs were outweighed by the benefits of being more fair to the shareholders and treating the shareholders more equally.

     Based on the information provided to them and after extensive discussions, including those discussed above, the Special Committee recommended to the Board of Directors that the proposed Reverse Split Transaction appeared fair to all shareholders at 1-for-55,000 with fractional shares being cashed out at the weighted average market price for the last ten days in which the Common Stock had been traded.

     Charles Berdan, an independent current director did not receive any additional compensation for serving on the Special Committee. Mr. Berdan does receive a fee of $700 for each Board of Directors meeting that he personally attends and is granted stock options from time to time to compensate him for his membership on the Board.

     Matthew Solof, and affiliate of the Company through his beneficial ownership of 47.9% of the Company's common stock was not involved in the deliberations of the Special Committee or the Board of Directions regarding this Going Private Transaction.

     SUMMARY OF THE GENERAL EFFECTS OF THE REVERSE SPLIT

     1.  RIGHTS, PREFERENCES AND LIMITATIONS:

     There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. If the Reverse Split Transaction is approved and implemented, each remaining shareholder's percentage interest will be the same as it was prior to the approval of the proposal, except for the effect of the elimination of fractional shares. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company's Common Stock before and after the Reverse Split Transaction.

     HOLDERS OF FEWER THAN 55,000 SHARES OF EXISTING COMMON STOCK WILL NO LONGER HAVE ANY VOTING OR OWNERSHIP RIGHTS IN THE COMPANY AFTER THE REVERSE SPLIT TRANSACTION IS EFFECTED. AS A RESULT, SUCH HOLDERS WILL NO LONGER BE ABLE TO PARTICIPATE IN ANY FUTURE GROWTH OF THE COMPANY.

     2.  FINANCIAL EFFECT:

     The total number of fractional shares to be purchased is estimated to be approximately 780,946 at a cost of approximately $90,000. The cost of the Reverse Split Transaction will come from the Company's available cash balances, and, accordingly, will reduce the Company's cash balance. The Company is financing the Reverse Split Transaction with its available cash balance and has not arranged for any alternative financing to consummate the transaction in the event its available cash balance is insufficient. As a result of the reduction in the number of shares outstanding, the Company's earnings per share and book value per share will increase by a factor of 55,000. The proposed Reverse Split Transaction will not effect the par value of the Company's Common Stock. As a result, on the Effective Date of the Reverse Split Transaction, the stated capital on the Company's balance sheet attributable to common stock will be reduced in proportion to the Reverse Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. No other material impact on the Company's financial statements is expected other than the expenses related to the Reverse Split as indicated below and the payment of approximately $90,000 for the purchase of fractional shares.

     The Company will pay all of the expenses related to the Reverse Split Transaction. In addition to the cash-out of fractional shares, we estimate that the expenses of the Reverse Split Transaction will be as follows:


     Legal fees                                        $    25,000
     EDGAR filing preparation fees                           5,000
     Printing and Mailing Costs                             10,000
     Transfer Agent fees                                    10,000
     Total                                             $    50,000

     3.  EFFECT ON MARKET FOR SHARES:

     The Company estimates that the number of shares of New Common Stock outstanding after the Reverse Split Transaction is effected will be approximately 280 shares in the hands of approximately 2 shareholders. As a result, there will be no organized market for the Company's shares. Even though the Company's Common Stock is currently very thinly traded, this will have a further adverse effect on the liquidity of the Common Stock.

     The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such price and on such terms as the Board of Directors determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Split Transaction will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such shareholder.

     4.  TERMINATION OF EXCHANGE ACT REGISTRATION OF NEW COMMON STOCK:

     The Reverse Split proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Split proposal by the shareholders. The Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as filing of proxy statements, no longer applicable to the Company.

     With respect to the executive officers and directors of the Company, upon termination of registration of the Common Stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of
Section 16 thereof.

     Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

     5.  BENEFICIAL OWNERS OF COMPANY STOCK:

     The Reverse Split Transaction will affect shareholders holding Company stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and shareholders holding Company stock in street name should contact their nominees to determine how they are affected by the Reverse Split Transaction.

     6.  DIRECTORS AND OFFICERS:

     The Company intends that the current directors and officers of the Company will be the directors and officers of the Company immediately following the effectiveness of the Reverse Split Transaction. In connection with the termination of the Company's registration and reporting obligations under the Exchange Act, the Company may reduce directors' fees.

     The effect of the Reverse Split on the aggregate number of shares of the Company's Common Stock is as follows:

                                       Number of Shares    Pro Forma for the
                                         May 31, 2003       Reverse Split(1)
                                         ------------         ------------
     Common Stock:
        Authorized                         20,000,000           20,000,000
        Outstanding                        16,182,309                  280
        Available for issuance              3,817,691           19,999,720
        Per share par value              $      0.001         $      0.001

     Preferred Stock:
        Authorized                          5,000,000            5,000,000
        Outstanding                                 0                    0
        Available for issuance              4,999,375            4,999,375
        Per share par value              $       1.00         $       1.00



     THE EFFECT OF THE REVERSE SPLIT TRANSACTION ON THE AFFILIATES' INTEREST IN THE NET BOOK VALUE OF THE COMPANY AS OF FEBRUARY 29, 2004.

-------------------------------- ------------------------ ----------------------
                                 BEFORE REVERSE           POST REVERSE
                                 SPLIT TRANSACTION        SPLIT TRANSACTION
-------------------------------- ------------------------ ----------------------
NET BOOK VALUE IN DOLLARS            $935,637                 $977,677
-------------------------------- ------------------------ ----------------------
NET BOOK VALUE AS A PERCENTAGE         95.7%                   100.00%
-------------------------------- ------------------------ ----------------------


     THE EFFECT OF THE REVERSE SPLIT TRANSACTION ON THE AFFILIATES' INTEREST IN THE NET EARNINGS OF THE COMPANY AS OF MAY 31, 2003.

-------------------------------- ------------------------ ----------------------
                                 BEFORE REVERSE           POST REVERSE
                                 SPLIT TRANSACTION        SPLIT TRANSACTION
-------------------------------- ------------------------ ----------------------
NET LOSS IN DOLLARS              $ (1,271,073)            $ (1,328,185)
-------------------------------- ------------------------ ----------------------
NET LOSS  AS A PERCENTAGE            95.7%                   100.00%
-------------------------------- ------------------------ ----------------------


     INFORMATION REGARDING THE COMPANY AND CERTAIN TRANSACTIONS

     The Company is a corporation organized under the laws of New York with its principal place of business at 33 Walt Whitman Road, Suite 302, Huntington Station, New York 11746. The telephone number at its principal place of business is (631) 423-6689.

     As of January 7, 2004 the Company had 20,000,000 authorized shares of Common Stock, par value $0.001, of which 16,182,309 were issued and outstanding. The Company also had 5,000,000 authorized shares of Preferred Stock, par value $1.00, none of which were issued and outstanding.

     The Company's securities are currently traded on the NASD OTC Bulletin Board under the symbol SMCS. The high and low trading prices for the previous three fiscal years are as follows.

     PERIOD                                  HIGH             LOW
     ------                                 ------           -----
     Year ended May 31, 2001                $ 6.75            4.12
     First Quarter                            4.31            1.88
     Second Quarter                           2.34            1.62
     Third Quarter                            1.80            1.39
     Fourth Quarter

     Year ended May 31, 2002
     First Quarter                          $ 2.42           $1.80
     Second Quarter                           1.70            0.56
     Third Quarter                            0.71            0.39
     Fourth Quarter                           0.85            0.41

     Year ended May 31, 2003
     First Quarter                          $  .20           $ .69
     Second Quarter                           0.14            0.03
     Third Quarter                            0.13            0.045
     Fourth Quarter                           0.13            0.05

     Year ended May 31, 2004
     First Quarter                          $  .05           $ .12
     Second Quarter                         $  .08           $ .30
     Third Quarter                          $  .11           $ .23

     The Company has never paid any dividends with respect to its common stock. Any future payment of cash dividends will depend upon the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

     CERTAIN TRANSACTIONS

     Restructuring.

     On July 3, 2001, the Company entered into Purchase Agreement with Premier Home Healthcare Services, Inc. ("Premier") to acquire selected assets of the Company's wholly owned subsidiary, Amserv Healthcare of New Jersey, Inc., operating the New Jersey operations of the Company and the New York operations of the Company, with an aggregate purchase price of $5.5 million, $4.0 million and $1.5 million for the New Jersey and New York operations, respectively. Sale of the New Jersey Assets was completed on August 31, 2001 subject to a post closing adjustment to the purchase price based upon certain revenue thresholds. Additionally, on August 31, 2001, the Company entered into a Management Agreement with Premier for management and operation of the Company's New York operations pending New York State regulatory approval and the Company's stockholder approval. Upon receipt of all necessary approvals, the sale of the Company's New York operations will be completed. The purchase price of the New York operations was also subject to adjustment based upon certain revenue thresholds. In the interim period between the effective date of the Management Agreement with Premier and the closing of the New York operations, the Company borrowed $800,000 from Premier which was secured by the assets that Premier was to purchase in the form of a non-recourse promissory note. Additionally, under the terms of the Purchase Agreement with Premier, Star had retained the account receivables of the New York and New Jersey operations, equal to approximately $4.5 million. Subsequent to the execution of the Purchase Agreement with Premier and the closing of the New Jersey Assets in August 2001, the Company determined that shareholder approval was not required for consummation of the sale of the New York operations of the Company. As the Company has received New York State regulatory approval for the sale of the New York operations and to facilitate the closing of the sale of the these assets without shareholder approval, the Company agreed to a consensual foreclosure of the New York operations by Premier, whereby all of the assets related to the Company's New York operations were transferred to Premier. Upon the completion of this consensual foreclosure, the New York operations were transferred to Premier, in the same manner had a closing actually occurred, with no additional liability incurred by the Company. This foreclosure was completed by the end of 2002.

     The Company used the proceeds from the transaction with Premier to pay-off and terminate its credit facility with Healthcare Finance Group, Inc. ("HFG"). The Company paid HFG a total of $4.4 million in debt obligations and fees.

ORGANIZATIONAL RESTRUCTURING CHANGES.

     On September 7, 1997, the Company consummated an Agreement and Plan of Merger with Extended Family Care Corporation (EFCC). The Agreement between the Company and EFCC provided for the merger of EFCC Acquisition Corp. (Merger Sub), a New York corporation and a wholly-owned subsidiary of the Company, with EFCC, with EFCC merging with and into the Merger Sub. The EFCC acquisition added to the Company's existing New York and New Jersey operations as well as expanded these operations by introducing new operations in the Commonwealth of Pennsylvania.

     Although the Company had implemented organizational restructuring plans over the 1999 and 2000 fiscal years in response to industry related reimbursement and regulatory changes, the Company again initiated additional restructuring activities in fiscal year 2001. This was done in response to: (1) continued service volume shrinkage across the industry in all areas of reimbursement including Medicare, Medicaid and commercial insurance; (2) the Company's need to improve profitability in order to reduce financial obligation liabilities, and (3) the Company's inability to secure adequate numbers of personnel to expand client service volume due to an industry wide personnel shortage. The restructuring activities were initiated and completed in the Company's second quarter. These restructuring activities included;

     o    Senior and middle management personnel changes.
     o    General staff consolidations and reductions.
     o The closure of all non-profitable, marginally profitable and under performing divisions and locations.
     o The elimination of under performing, low margin and poor paying contracts.

     In the 1999 and 2000 fiscal years, the Company also initiated and completed the consolidation of certain licensed offices in both Florida and New York. The licensed offices located in Miami Lakes and Lake Worth were consolidated and centralized into the Company's Hollywood office to increase operational efficiency in the region and reduce cost. Simultaneously, the Company terminated certain under-performing low margin managed care contracts in the region to increase the regional operating margin. Additionally, the Company, effective February 26, 1999, discontinued Medicare Certified Home Health Agency operations in Florida due to changes in the Medicare reimbursement and authorization methodologies. In May 1999 the Company closed its Syracuse office due to cost containment considerations.

     Effective January 1, 1999, the Company successfully completed an 18 month, automation restructuring project by placing all offices on the same operating software for client intake, scheduling, personnel, clinical data base management, billing and compliance. The system downloads data to the Resource Center into a standard accounting package for payroll, billing, collection, financial and general ledger processing. These changes marked a significant transition from multiple operating systems to one integrated standardized operating system. The Company continues to upgrade these systems to the most recent releases available.

     The Company continues to maintain a three-tier Corporate Compliance structure, which includes:

     1. Corporate Patient Care Committee which meets quarterly to review and establish new policies and procedures, and reviews internal audit findings by department and branch;
     2. Regional Quality Improvement Audit Committees, which conduct a series of operational, financial, clinical and personnel audits across all offices and departments. These audits test all regulatory and operational aspects with all findings reported to the Director of Corporate Compliance. The Corporate Compliance Program provides an additional layer of internal audits, investigation, and reporting. The program provides for a Director of Corporate Compliance who operates under the direction of and reports directly to the Company's Board of Directors.

     STOCK PURCHASES

     On October 31 2002, Stephen Sternbach purchased 234.5 shares of Series B 7% Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock") from the Shaar Fund Limited (the "Shaar") for a total purchase price of $100,000. The Preferred Stock was convertible into common stock of the Company at the conversion price equal to 71% of the lowest closing bid price for the period twenty-eight days prior to the date of conversion.

     On October 31 2002, Matthew Solof purchased 234.5 shares of Series B 7% Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock") from the Shaar Fund Limited (the "Shaar") for a total purchase price of $100,000. The Preferred Stock was convertible into common stock of the Company at the conversion price equal to 71% of the lowest closing bid price for the period twenty-eight days prior to the date of conversion.

     On January 22, 2003, Mr. Sternbach entered into a Stock Purchase Agreement whereby he purchased 84,050 shares of Star Multi Care Services, Inc. common stock par value $.001 from Jericho Capital Corp. SEP f/b/o Kenneth S. Greene for the total purchase price of $17,500 payable in cash, or $.0208 per share.

     On January 22, 2003, Mr. Solof entered into a Stock Purchase Agreement whereby he purchased 84,050 shares of Star Multi Care Services, Inc. common stock par value $.001 from Jericho Capital Corp. SEP f/b/o Kenneth S. Greene for the total purchase price of $17,500 payable in cash, or $.0208 per share.

     On January 24, 2003, Mr. Sternbach converted the 234.5 shares of Series B 7% Convertible Preferred Stock par value $1.00 per share into 7,574,722 common stock shares at a conversion price of $.0315 per common stock share.

     On January 24, 2003, Mr. Solof converted the 234.5 shares of Series B 7% Convertible Preferred Stock par value $1.00 per share into 7,574,722 common stock shares at a conversion price of $.0315 per common stock share.

     PUBLIC OFFERINGS

     The Company has not made an underwritten public offering of its securities for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

     NO EXCHANGE OF STOCK CERTIFICATES REQUIRED

     As noted above under "Introduction," each current certificate representing issued and outstanding shares of Common Stock prior to the Reverse Split will automatically be deemed to represent the correct number of post-split shares after the Effective Date without further action by the shareholders, and it will not be necessary for any shareholder to surrender the existing certificates representing such Common Stock.

     FEDERAL INCOME TAX CONSEQUENCES

     A summary of all material federal income tax consequences of the proposed Reverse Split is set forth below. The following discussion is based upon present federal tax law and does not purport to be a complete discussion of such consequences. Accordingly, SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.


     1. The proposed Reverse Split will not be a taxable transaction to the Company.
     2. An unaffiliated or affiliated shareholder will not recognize any gain or loss as a result of the Reverse Split, except that it may recognize gain or loss to the extent of the cash it receives for fractional shares;
     3. The aggregate tax basis of an unaffiliated or affiliated shareholder's New Common Stock will equal the aggregate tax basis of the shareholder's shares Existing Common Stock, reduced by any basis allocable to the fractional shares for which the shareholder received cash. The holding period of the New Common Stock generally will include the holding period of the shareholder's Existing Common Stock, provided the Existing Common Stock were capital assets in the hands of such shareholder.


     YOU HAVE DISSENTERS' APPRAISAL RIGHTS IN THE REVERSE SPLIT TRANSACTION

     Star Multi Care Services shareholders have rights under New York law to dissent from the Reverse Split Transaction and to demand appraisal of, and to receive payment in cash of the fair value of their shares of common stock. The following is a brief summary of the statutory procedures to be followed by a holder of shares of common stock who does not wish to accept the per share cash consideration pursuant to the Reverse Split Transaction in order to dissent from the Reverse Split Transaction and perfect dissenters' rights under New York law.

     THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 623 AND 910 OF THE NEW YORK BUSINESS CORPORATION LAW, THE TEXT OF WHICH IS SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT. ANY SHAREHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. DISSENTERS' RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE REVERSE SPLIT TRANSACTION IS CONSUMMATED.

     A holder of shares of common stock who desires to exercise his dissenters' rights must fully satisfy the following conditions. Dissenters' rights of appraisal will be lost and waived if the procedural requirements of Section 623 are not fully and precisely satisfied. If dissenters' rights are lost and waived, the shareholder will be entitled to receive the consideration provided for in the Reverse Split Transaction agreement.

     HOW TO EXERCISE DISSENTERS' RIGHTS

     Any holder of common stock who elects to exercise dissenters' rights with respect to the Reverse Split Transaction must file with Star Multi Care Services, before the special meeting, or at the special meeting but before the vote, written objection to the Reverse Split Transaction. The objection must include a notice of his election to dissent, his name and residence address, the number of shares of common stock as to which he dissents and a demand for payment of the fair value of his shares of common stock if the Reverse Split Transaction is completed. Such objection is not required from any shareholder to whom Star Multi Care Services did not give notice of the meeting in accordance with the New York Business Corporation Law. A vote against the Reverse Split Transaction will not itself constitute an objection. Within 10 days after the shareholders' authorization date, which term as used in Section 623 means the date on which the shareholders' vote authorizing the Reverse Split Transaction is taken, Star Multi Care Services must give written notice of such authorization by registered mail to each shareholder who filed written objection or from whom written objection was not required. However, written notice of such authorization will not be sent to any shareholder who voted for the Reverse Split Transaction because he will be deemed to have elected not to enforce his right to receive payment for his shares. The failure to vote against the Reverse Split Transaction will not itself constitute a waiver of a shareholder's dissenters' rights.

     Within 20 days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent must file with the corporation a written notice of such election, stating his name and residence address, the number of shares of common stock as to which he dissents and a demand for payment of the fair value of his such shares.

     A shareholder may not dissent as to less than all the shares of common stock as to which he has a right of dissent, held by him of record and that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of common stock of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record.

     All demands for appraisal should be delivered before the vote on the Reverse Split Transaction is taken at the special meeting. All demands for appraisal and notices of election to dissent should be addressed to the:

     Corporate Secretary
     Star Multi Care Services, Inc.
     33 Walt Whitman Road
     Suite 302
     Huntington Station, New York 11746

     At the time of filing a notice of election to dissent or within one month thereafter, a dissenting shareholder must submit all of his certificates representing shares of common stock to Star Multi Care Services or its transfer agent for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Failure to submit such certificates may result in the loss of dissenters' rights.

     PROCEDURE FOR APPRAISAL PROCEEDING

     Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after the effective date of the Reverse Split Transaction, whichever is later, Star Multi Care Services is required to make a written offer, by registered mail to each shareholder who has filed a notice of election to dissent, to pay for such holder's shares of common stock at a specified price which Star Multi Care Services considers to be their fair value. Such offer will be accompanied by a statement setting forth the aggregate number of shares of common stock with respect to which such notices of election to dissent from the Reverse Split Transaction have been received and the aggregate number of holders of such shares of common stock.

     If the Reverse Split Transaction has been completed at the time such offer is made, such offer will also be accompanied by (a) advance payment to each dissenting shareholder who has submitted his certificates for notation thereon of the election to dissent of an amount equal to 80% of the amount of such offer or (b) as to each dissenting shareholder who has not yet submitted his certificates for notation thereon, a statement that advance payment to such shareholder of an amount equal to 80% of the amount of such offer will be made promptly upon submission of his certificates. Acceptance of such advance payment by a dissenting shareholder will not constitute a waiver of his dissenter's rights.

     If within 30 days after the making of such written offer, the surviving corporation and any dissenting shareholder agree upon the price to be paid for such holder's shares of common stock, payment therefore will be made within 60 days after the making of such offer or the effective date of the Reverse Split Transaction, whichever is later, upon the surrender of the certificates representing such shares of common stock. If Star Multi Care Services fails to make such an offer within the 15-day period described above, or if it makes an offer but Star Multi Care Services and a dissenting shareholder do not agree within 30 days of its making of the offer upon the price to be paid for such shareholder's shares of common stock, Star Multi Care Services must, within 20 days of such 15-or 30-day period, as the case may be, institute a special proceeding in the Supreme Court of New York to determine the rights of dissenting shareholders and fix the fair value of their shares of common stock.

     The fair value of the shares of common stock shall be the fair value as of the close of business on the day before the shareholders' authorization date. In fixing the fair value of the shares, the court will consider the nature of the Reverse Split Transaction and its effects on Star Multi Care Services and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. If Star Multi Care Services does not institute such a proceeding within the 20-day period, any dissenting shareholder may, within 30 days after such 20-day period, institute a proceeding for the same. If such proceeding is not instituted within such 30-day period, any dissenting shareholders who have not agreed with Star Multi Care Services as to the price to be paid for their shares of common stock will lose their dissenters' rights, unless the court, for good cause shown, otherwise directs.

     Within 60 days after the completion of any such court proceeding, Star Multi Care Services must pay to each dissenting shareholder the amount found to be due him, with interest thereon at such rate as the court finds to be equitable, from the effective date of the Reverse Split Transaction to the date of payment, upon surrender by such shareholder of the certificates representing such shares of common stock. If the court finds that the refusal of any dissenting shareholder to accept Star Multi Care Services' offer was arbitrary, vexatious or otherwise not in good faith, no interest will be allowed to such shareholder.

     The parties to such court proceeding will bear their own costs and expenses, including the fees and expenses of their counsel and any experts employed by them, except that the court, in its discretion and under certain conditions, may apportion and assess all or any part of the costs, expenses and fees incurred by dissenting shareholders against the surviving corporation or may apportion and assess all or any part of the costs, expenses and fees incurred by the surviving corporation against any dissenting shareholders, including any dissenting shareholders who have withdrawn their notices of election to dissent from the Reverse Split Transaction, who the court finds were arbitrary, vexatious or otherwise not acting in good faith in refusing Star Multi Care Services' offer of payment. Any shareholder who has filed a notice of election to dissent will not, after the effective date of the Reverse Split Transaction, have any of the rights of a shareholder with respect to his shares of common stock other than the right to be paid the fair value of such shares of common stock under the New York Business Corporation Law.

     Any notice of election to dissent may be withdrawn by a dissenting shareholder at any time before the acceptance in writing of an offer by Star Multi Care Services, but in no case later than 60 days after the effective date of the Reverse Split Transaction unless Star Multi Care Services consents in writing. However, if Star Multi Care Services fails to make a timely offer to pay such shareholder the fair value of his shares of common stock as provided above, the dissenting shareholder may withdraw his election to dissent at any time within 60 days after any date such an offer is made.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is the ownership of the Company's Common Stock at April 2, 2004:
(i) the only persons or groups who were owners of record or were known by the Company to beneficially own on April 2, 2004 more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation" below; and (iv) all directors and executive officers of the Company as a group. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.

----------------------------------    -----------------    ----------
                                      AMOUNT AND NATURE
NAME AND ADDRESS                      OF BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                   OWNERSHIP*           CLASS (1)
----------------------------------    -----------------    ----------

Stephen Sternbach
c/o Star Multi Care Services, Inc.
33 Walt Whitman Road
Huntington Station, NY 11746          7,810,059 (2)        47.7%
----------------------------------    -----------------    ----------
Charles Berdan
c/o Star Multi Care Services, Inc.
33 Walt Whitman Road                  18,502 (3)           .1%
Huntington Station, NY 11746
----------------------------------    -----------------    ----------
Matthew Solof
33 Fairbanks Boulevard                7,772,418  (4)       47.9%
Woodbury, NY 11797

----------------------------------    -----------------    ----------
                                      AMOUNT AND NATURE
NAME AND ADDRESS                      OF BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                   OWNERSHIP*           CLASS (1)
----------------------------------    -----------------    ----------

Gary L. Weinberger
c/o Star Multi Care Services, Inc.
33 Walt Whitman Road                  20,002(3)            .1%
Huntington Station, NY 11746
----------------------------------    -----------------    ----------
David Schoenberg
c/o Star Multi Care Services, Inc.
33 Walt Whitman Road
Huntington Station, NY 11746          50,000               .3%
----------------------------------    -----------------    ----------

All directors and executive
officers of the Company as a group
(5 persons)                           15,670,981           95.4%

---------------
* All share amounts in this table have been adjusted to take into account the stock dividends effectuated on May 30, 1995, January 12, 1996 and November 4, 1996, respectively, and the 1 for 3 reverse stock split effective on December 13, 1999 and on January 25, 2001.

(1) Shares subject to options are considered outstanding only for the purpose of computing the percentage of outstanding Common Stock which would be owned by the optionee if the options were so exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.

(2) Includes 15,521 shares of the Company's Common Stock owned by the Stephen Sternbach Family Trust and by his spouse; Mr. Sternbach disclaims beneficial ownership with respect to these shares. Also includes 151,112 shares of the Company's Common Stock which Mr. Sternbach has a currently exercisable option to purchase pursuant to the Company's 1992 Stock Option Plan.

(3) Exclusively includes stock options granted the Company's common stock granted under the Company's 1997 Non-Employee Director Stock Option Plan.

(4) Includes options to purchase 30,002 shares of the Company's common stock granted under the Company's 1997 Non-Employee Director Stock Option Plan.

(5) Exclusively includes stock options granted pursuant to the Company's 1992 Stock Option Plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis provides information, which the Company's management believes is relevant to an assessment and understanding of the Company's results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto, appearing elsewhere herein. All references to years or year ends are to the Company's fiscal periods, which end on May 31.

This discussion contains forward-looking statements that are subject to a number of known and unknown risks that, in addition to general economic, competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements [See Forward Looking Statements].

The Company is subject to significant external factors that could have a significant impact on its business, including changes in Medicaid reimbursement, government fraud and abuse initiatives, and other such factors that are beyond the control of the Company. These factors, as well as future changes in reimbursement methodologies and new or changes in interpretations of regulations, could cause future results to differ materially from historical trends.

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements of the Company include accounts of the Company and all majority-owned and controlled subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the Company's consolidated financial statements and related notes. In preparing these financial statements, management has utilized information available including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. It is possible that the ultimate outcome as anticipated by management in formulating its estimates inherent in these financial statements might not materialize. However, application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies may utilize different estimates, which may impact comparability of the Company's results of operations to those of companies in similar businesses.

Revenue Recognition

Net patient service revenue is reported at estimated net realizable amounts from patients, third-party payors, and others for services rendered and includes estimated retroactive revenue adjustments due to future audits, reviews, and investigations. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered, and such amounts are adjusted in future periods as adjustments become known or as years are no longer subject to such audits, reviews and investigations. A provision for doubtful accounts is made for revenue estimated to be uncollectible and is adjusted based upon management's evaluation of current industry conditions, historical collection experience and other relevant factors which, in the opinion of management, deserve recognition in estimating the allowance for doubtful accounts.

Under Medicaid, Medicare and other cost-based reimbursement programs, the Company is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. Laws and regulations governing the Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

Goodwill and Intangible Assets

Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, was being amortized on a straight-line basis over the expected future periods to be benefited, ranging from five to forty years. Effective June 1, 2002, we adopted SFAS No. 142, which eliminates amortization of goodwill and intangible assets deemed to have indefinite lives, and requires these assets to be subject to annual impairments tests. Intangible assets consist of customer contracts acquired in connection with our business acquisitions.

We completed the annual impairment test required by SFAS No. 142 during the first quarter of fiscal 2003 by comparing the fair value of our reporting units with their carrying values. We also reassessed the useful lives of other intangibles that are amortized. As of June 1, 2002 we concluded that the fair values of the reporting units exceeded the carrying values of the reporting units. Therefore, no impairment charge was recognized in fiscal 2003 and no changes were made to the useful lives of our intangibles. Considerable management judgment is necessary to estimate the fair value of our reporting units, which may be impacted by future actions taken by us and our competitors and the economic environment in which we operate. These estimates affect the balance of Goodwill and Intangible Assets on our Consolidated Balance Sheets and Operating Expenses on our Consolidated Statements of Operations and Comprehensive (Loss) Income.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for stock-based employee compensation plans and reports pro forma disclosures in its Form 10-K filings by estimating the fair value of options issued and the related expense in accordance with SFAS No. 123. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to directors, officers and employees of the Company only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the grantee must pay to acquire the stock.

RESULTS OF OPERATIONS

YEAR ENDED MAY 31, 2003 COMPARED TO YEAR ENDED MAY 31, 2002

Net revenue for the year ended May 31, 2003 decreased $4,602,350 or 31% to $10,474,784, compared to $15,077,134 for the year ended May 31, 2002. This decrease was primarily attributable to the sale and closing of the Company's New York and New Jersey facilities in August 2001, offset in part by the growth in remaining office revenue for the comparable nine month periods following these closings. Revenue for the nine months ended May 31, 2003 was $8,085,431, as compared to revenue of $7,092,934 for the nine months ended May 31, 2002.

Gross profit margin percentages for the years ended May 31, 2003 and 2002 were comparable at 35.6% and 35.4%, respectively. Increasing costs, primarily workers' compensation, are placing greater pressure on gross margins; however, the Company anticipates that it will be able to maintain comparable margins prospectively through delivery of high quality service and reasonable increases in its contract rates.

Selling, General and Administrative expenses ("SG&A"), decreased to $3,398,230 in 2003, from $6,299,390 in 2002. As a percentage of net revenue, SG&A decreased to 32.4% in 2003, as compared with 41.8% in 2002. The aforementioned decrease in revenue base has placed additional pressure on controlling overhead expenses; however, the Company diligently seeks and pursues every available opportunity to continue to reduce overhead.

Interest expense for 2003 was $134,239, as compared to $676,848 for 2002. The decrease is primarily the result of a decrease in outstanding borrowings, commensurate with the aforementioned decrease in revenue and, to a lesser extent, a decrease in the interest rate on outstanding borrowings.

YEAR ENDED MAY 31, 2002 COMPARED TO YEAR ENDED MAY 31, 2001

Net revenue for the year ended May 31, 2002 decreased $23,602,240 or 61.0% to $15,077,134, compared to $38,679,374 for the year ended May 31, 2001. This decrease was primarily attributable to the sale and closing of the Company's New York and New Jersey facilities, as well as the closing of one of its Pennsylvania facilities and, to a lesser extent, the elimination of poor margin contracts in its remaining five facilities.

Gross profit margin percentages for the years ended May 31, 2002 and 2001 were 35.4% and 33.3%, respectively. The increase in the gross profit margin is primarily attributable to an elimination of low profit margin contracts.

Selling, General and Administrative expenses as a percentage of net revenue was 41.8% in 2002, as compared with 26.2% in 2001. This percentage increase is principally attributable to the aforementioned significant decrease in net revenue. Although the Company continues to restructure its overhead in an effort to achieve profitable operations, certain restructuring efforts have lagged behind the corresponding decline in revenue.

Provision for doubtful accounts decreased from $5,531,259 in 2001 to a recovery of $(19,229) in 2002. The Company has historically experienced a 1.5% to 2% annual write off; however, following the decision to sell the New York and New Jersey operations and discontinue business with the related payors, coupled with the relocation of the Company's billing and collection function to New York, it was believed that a significant portion of the related accounts receivable would ultimately prove uncollectible. Accordingly, an additional provision of approximately $4.7 million was made against related accounts receivable of approximately $9.9 million. The principal reason for the Company's belief that these accounts receivable would prove uncollectible was that upon deciding to relocate the billing function, it was determined that the initial billing of these services, principally Medicaid, lacked proper documentation necessary for payment. Once this was discovered, the time period for which resubmissions could be made had lapsed. The accounts receivable for which the fourth quarter provision was made all arose during fiscal 2001. Management was unable to foresee the potential losses from these accounts receivable prior to the end of the fiscal year.

Interest expense for 2002 was $676,848, as compared to $773,432 for 2001. The decrease is primarily the result of a decrease in the interest rate on outstanding borrowings resulting from the Company's renegotiated credit facility with a new lender and a reduction in the borrowings by the Company.

(1)  Discontinued Operations

In February 1999, the Company formally adopted a plan to liquidate its Medicare business being provided by one of its subsidiaries, Star Multi Care Services of Florida, Inc d/b/a American Health Care Services. Decreasing utilization, together with decreasing reimbursement rates and increasing costs, forced management to cease operations with its providers July 1, 1999. The Company liquidated its assets and discharged its liabilities through an assignment for benefit of creditors under Florida state law, and the Company was formally dissolved on August 23, 2000.

LIQUIDITY AND CAPITAL RESOURCES

As of May 31, 2003, cash and cash equivalents were $189,952, an increase of $115,717 from $74,235 as of May 31, 2002. The Company intends to keep its outstanding borrowings under its Credit Facility at a minimum and, therefore, keeps its available cash at a minimum; however, large lockbox receipts in the last few days of the year were unavailable for sweep by the Company's lender, and remained as cash balances.

On August 1, 2001, the Company entered into a $2 million, 3-year credit facility (the "Credit Facility") with G.E. Capital Healthcare Financial Services, Inc. (formerly Heller Healthcare Finance, Inc.) The Credit Facility provides for the Company to borrow up to 85% of eligible accounts receivable (as defined) that are aged less than 150 days, at a borrowing rate of prime Plus 1%. Excluded from the borrowing base were the accounts receivable from the New York and New Jersey operations that were retained by the Company as part of the Premier transaction. All of the assets of the Company collateralize the Credit Facility. The Company is required to maintain tangible net worth (as defined) in excess of $(800,000). At May 31, 2003, tangible net worth (as defined) was $(669,894).

At May 31, 2003, the outstanding loan balance was $1,907,298, as compared to $990,254 at May 31, 2002.

The Company has experienced significant losses over the past several years. Continued losses would ultimately exhaust the proceeds from the sale of the New York and New Jersey operations and from the Company's Credit Facility; however, significant sales and marketing efforts have finally resulted in a steady increase in weekly revenue from approximately $185,000 per week as of August 31, 2002 to approximately $240,000 per week at May 31, 2003. As the cash flow of the Company began to improve significantly, Stephen Sternbach, the Company's President and Chief Executive Officer, and Matthew Solof, a former Director, provided loans of an additional $350,000, to ensure the Company's continued positive cash flow. The Company has since repaid $36,000 of these loans.

Further improving the cash flow of the Company was the satisfaction of the Company's obligations under Medicare and New York State Medicaid settlements in March 2003 and May 2003, respectively. Payments under these obligations amounted to approximately $638,000 in 2003.

The Company believes that the recent turnaround in its profitability will enable it to utilize its remaining deferred tax assets.

The Company does not anticipate any extraordinary material commitments for capital expenditures during its current fiscal year.

The Company believes that can meet its cash requirements for the next twelve months through its operations and its existing credit sources.

CONTRACTUAL OBLIGATIONS

The following table presents the Company's expected cash requirements for contractual obligations outstanding as of May 31, 2003.

--------------------------------------------------------------------------------
                         A.   PAYMENTS DUE BY PERIOD
----------------------   ----------   ---------   --------   -------   ---------
                                      LESS THAN   1-3        3-5       MORE THAN
CONTRACTUAL OBLIGATION   TOTAL        1 YEAR      YEARS      YEARS     5 YEARS
----------------------   ----------   ---------   --------   -------   ---------
Operating leases         $  441,000   $ 197,000   $232,000   $12,000          --
----------------------   ----------   ---------   --------   -------   ---------
Other                       702,000     281,000    421,000        --          --
----------------------   ----------   ---------   --------   -------   ---------
----------------------   ----------   ---------   --------   -------   ---------
Total                    $1,143,000   $ 478,000   $653,000   $12,000   $      --
----------------------   ----------   ---------   --------   -------   ---------

INFLATION AND SEASONALITY

The rate of inflation was insignificant during the year ended May 31, 2003. In the past, the effects of inflation on personnel costs have been offset by the Company's ability to increase its charges for services rendered. The Company anticipates that it will be able to continue to do so in the near future. The Company continually reviews its costs in relation to the pricing of its services.

The Company's business is not seasonal.


FORWARD LOOKING STATEMENTS

Certain statements in this report on Form 10-K constitute" forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. However the safe harbor protections for forward-looking statements contained in the federal securities laws do not apply to statements made in connection with a going private transaction. These statements are typically identified by their inclusion of phrases such as "the Company anticipates", "the Company believes" and other phrases of similar meaning. These forward-looking statements are based on the Company's current expectations. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. The potential risks and uncertainties that could cause actual results to differ materially from the Company's expectations include the impact of further changes in the Medicaid reimbursement system; government regulation; health care reform; pricing pressures from third-party payors, including managed care organizations; and changes in laws and interpretations of laws or regulations relating to the health care industry.

GOVERNMENT REGULATION. As a home health care provider, the Company is subject to extensive and changing state and federal regulations relating to the licensing and certification of its offices and the sale and delivery of its products and services. The federal government and Medicare fiscal intermediaries have become more vigilant in their review of Medicare and Medicaid reimbursements to home health care providers generally, and are becoming more restrictive in their interpretation of those costs for which reimbursement will be allowed to such providers. Changes in the law and regulations as well as new interpretations enforced by the relevant regulatory agencies could have an adverse effect on the Company's operations and the cost of doing business.

THIRD-PARTY REIMBURSEMENT AND MANAGED CARE. Because the Company is reimbursed for its services primarily by the Medicaid programs, insurance companies, managed care companies and other third-party payors, the implementation of alternative payment methodologies for any of these payors could have an impact on revenue and profit margins. Generally, managed care companies have sought to contain costs by reducing payments to providers. Continued cost reduction efforts by managed care companies could adversely affect the Company's results of operations.

As Congress and state reimbursement entities assess alternative health care delivery systems and payment methodologies, the Company cannot predict which additional reforms may be adopted or what impact they may have on the Company. Additionally, uncertainties relating to the nature and outcomes of health care reforms have also generated numerous realignments, combinations and consolidations in the health care industry that may also have an adverse impact on the Company's business strategy and results of operations. The Company expects continued industry consolidation.

BUSINESS CONDITIONS. The Company must continue to establish and maintain close working relationships with physicians and physician groups, managed care organizations, hospitals, clinics, nursing homes, social service agencies and other health care providers. There can be no assurance that the Company will continue to establish or maintain such relationships. The Company expects as consolidation occurs that competition will intensify in future periods given the increasing market demand for the type of services offered and the necessity to maximize service volume due to anticipated operating margin decline.

ATTRACTION AND RETENTION OF EMPLOYEES. Maintaining quality managers and branch administrators will play a significant part in the future success of the Company. The Company's professional nurses and other health care personnel are also key to the continued provision of quality care to the Company's patients. The health care industry in general is experiencing both a professional and paraprofessional shortage. The possible inability to attract and retain qualified skilled management and sufficient numbers of credentialed health care professionals and para-professionals could adversely affect the Company's operations and quality of service.

FINANCIAL STATEMENTS

     The audited financial statements of the Company for the fiscal year ended May 31, 2003 appear on Appendix C hereto and the unaudited financial statements for the Company for the period ended February 29, 2004 appear on Appendix D hereto.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
APPROVAL OF THE 1-FOR-55,000 REVERSE STOCK SPLIT.


                                             By Order of the Board of Directors,


                                             Stephen Sternbach
                                             Chairman of the Board, President
                                             and Chief Executive Officer


April 26, 2004

                                                                      APPENDIX A
                                                                      ----------

                                                                       Adj.
Date            Open       High        Low      Close     Volume      Close*
----            ----       ----        ---      -----     ------      ------
                0.16       0.16       0.16       0.16          0       0.16
 6-Jan-04       0.16       0.16       0.16       0.16          0       0.16
 5-Jan-04       0.16       0.16       0.16       0.16          0       0.16
 2-Jan-04       0.16       0.16       0.16       0.16          0       0.16
31-Dec-03       0.16       0.16       0.16       0.16          0       0.16
30-Dec-03       0.16       0.16       0.16       0.16          0       0.16
29-Dec-03       0.12       0.16       0.12       0.16        238       0.16
26-Dec-03       0.12       0.12       0.12       0.12        778       0.12
24-Dec-03       0.12       0.12       0.12       0.12        472       0.12
23-Dec-03       0.12       0.12       0.12       0.12          0       0.12
22-Dec-03       0.12       0.12       0.12       0.12          0       0.12
19-Dec-03       0.12       0.12       0.12       0.12        117       0.12
18-Dec-03       0.12       0.12       0.12       0.12          0       0.12
17-Dec-03       0.12       0.12       0.12       0.12          0       0.12
16-Dec-03       0.12       0.12       0.12       0.12        272       0.12
15-Dec-03       0.12       0.12       0.12       0.12        200       0.12
12-Dec-03       0.12       0.12       0.12       0.12          0       0.12
11-Dec-03       0.12       0.12       0.12       0.12        900       0.12
10-Dec-03       0.12       0.12       0.12       0.12       1580       0.12
 9-Dec-03       0.11       0.11       0.11       0.11          0       0.11
 8-Dec-03       0.11       0.11       0.11       0.11          0       0.11
 5-Dec-03       0.11       0.11       0.11       0.11          0       0.11
 4-Dec-03       0.11       0.11       0.11       0.11          0       0.11
 3-Dec-03       0.11       0.11       0.11       0.11          0       0.11
 2-Dec-03       0.11       0.11       0.11       0.11          0       0.11
 1-Dec-03       0.11       0.11       0.11       0.11        110       0.11
28-Nov-03       0.11       0.11       0.11       0.11          0       0.11
26-Nov-03       0.11       0.11       0.11       0.11        667       0.11
25-Nov-03       0.11       0.11       0.11       0.11        745       0.11
24-Nov-03       0.11       0.11       0.11       0.11        445       0.11
21-Nov-03       0.11       0.11       0.11       0.11          0       0.11
20-Nov-03       0.11       0.11       0.11       0.11          0       0.11
19-Nov-03       0.11       0.11       0.11       0.11        445       0.11
18-Nov-03       0.11       0.11       0.11       0.11          0       0.11
17-Nov-03       0.11       0.11       0.11       0.11        100       0.11
14-Nov-03       0.11       0.11       0.11       0.11          0       0.11
13-Nov-03       0.11       0.11       0.11       0.11          0       0.11
12-Nov-03       0.11       0.11       0.11       0.11          0       0.11
11-Nov-03       0.11       0.11       0.11       0.11          0       0.11
10-Nov-03       0.11       0.11       0.11       0.11          0       0.11
 7-Nov-03       0.11       0.11       0.11       0.11          0       0.11
 6-Nov-03       0.11       0.11       0.11       0.11      16100       0.11
 5-Nov-03       0.14       0.14       0.14       0.14          0       0.14
 4-Nov-03       0.14       0.14       0.14       0.14          0       0.14
 3-Nov-03       0.14       0.14       0.14       0.14       6900       0.14
31-Oct-03        0.2        0.2       0.19       0.19      20000       0.19
30-Oct-03        0.2        0.2        0.2        0.2          0        0.2
29-Oct-03        0.2        0.2        0.2        0.2          0        0.2
28-Oct-03        0.2        0.2        0.2        0.2        100        0.2
27-Oct-03        0.3        0.3        0.3        0.3          0        0.3
24-Oct-03        0.3        0.3        0.3        0.3          0        0.3

Trading range of July 1, 2003 through January 7, 2004.

Only trading days showing volume were included in average closing price calculation.

                                                                       Adj.
Date            Open       High        Low      Close     Volume      Close*
----            ----       ----        ---      -----     ------      ------
23-Oct-03        0.2        0.3        0.2        0.3       1500        0.3
22-Oct-03       0.25       0.25       0.25       0.25          0       0.25
21-Oct-03       0.25       0.25       0.25       0.25          0       0.25
20-Oct-03       0.25        0.3       0.25       0.25      56000       0.25
17-Oct-03        0.3       0.35       0.22       0.25      16100       0.25
16-Oct-03       0.12        0.3       0.12        0.3      76500        0.3
15-Oct-03       0.08       0.08       0.08       0.08      10100       0.08
14-Oct-03       0.08       0.08       0.08       0.08          0       0.08
13-Oct-03       0.08       0.08       0.08       0.08          0       0.08
10-Oct-03       0.08       0.08       0.08       0.08          0       0.08
 9-Oct-03       0.08       0.08       0.08       0.08          0       0.08
 8-Oct-03       0.08       0.08       0.08       0.08       2000       0.08
 7-Oct-03       0.08       0.08       0.08       0.08          0       0.08
 6-Oct-03       0.08       0.08       0.08       0.08       1000       0.08
 3-Oct-03       0.08       0.08       0.08       0.08          0       0.08
 2-Oct-03       0.08       0.08       0.08       0.08          0       0.08
 1-Oct-03       0.08       0.08       0.08       0.08          0       0.08
30-Sep-03       0.08       0.08       0.08       0.08          0       0.08
29-Sep-03       0.08       0.08       0.08       0.08          0       0.08
26-Sep-03       0.08       0.08       0.08       0.08        200       0.08
25-Sep-03       0.08       0.08       0.08       0.08          0       0.08
24-Sep-03       0.08       0.08       0.08       0.08       2000       0.08
23-Sep-03       0.08       0.08       0.08       0.08          0       0.08
22-Sep-03       0.08       0.08       0.08       0.08          0       0.08
19-Sep-03       0.08       0.08       0.08       0.08          0       0.08
18-Sep-03       0.08       0.08       0.08       0.08          0       0.08
17-Sep-03       0.08       0.08       0.08       0.08          0       0.08
16-Sep-03       0.08       0.08       0.08       0.08        200       0.08
15-Sep-03       0.08       0.08       0.08       0.08          0       0.08
12-Sep-03       0.08       0.08       0.08       0.08          0       0.08
11-Sep-03       0.08       0.08       0.08       0.08          0       0.08
10-Sep-03       0.08       0.08       0.08       0.08          0       0.08
 9-Sep-03       0.08       0.08       0.08       0.08          0       0.08
 8-Sep-03       0.08       0.08       0.08       0.08          0       0.08
 5-Sep-03       0.08       0.08       0.08       0.08          0       0.08
 4-Sep-03       0.08       0.08       0.08       0.08          0       0.08
 3-Sep-03       0.08       0.08       0.08       0.08          0       0.08
 2-Sep-03       0.08       0.08       0.08       0.08          0       0.08
29-Aug-03       0.08       0.08       0.08       0.08       3200       0.08
28-Aug-03       0.08       0.08       0.08       0.08        100       0.08
27-Aug-03       0.08       0.08       0.08       0.08          0       0.08
26-Aug-03       0.08       0.08       0.08       0.08          0       0.08
25-Aug-03       0.08       0.08       0.08       0.08          0       0.08
22-Aug-03       0.08       0.08       0.08       0.08       2500       0.08
21-Aug-03       0.08       0.08       0.08       0.08          0       0.08
20-Aug-03       0.08       0.08       0.08       0.08          0       0.08
19-Aug-03       0.08       0.08       0.08       0.08          0       0.08
18-Aug-03       0.08       0.08       0.08       0.08          0       0.08
15-Aug-03       0.08       0.08       0.08       0.08          0       0.08
14-Aug-03       0.08       0.08       0.08       0.08          0       0.08
13-Aug-03       0.08       0.08       0.08       0.08          0       0.08

Trading range of July 1, 2003 through January 7, 2004.

Only trading days showing volume were included in average closing price calculation.

                                                                       Adj.
Date            Open       High        Low      Close     Volume      Close*
----            ----       ----        ---      -----     ------      ------
12-Aug-03       0.08       0.08       0.08       0.08          0       0.08
11-Aug-03       0.08       0.08       0.08       0.08          0       0.08
 8-Aug-03       0.08       0.08       0.08       0.08          0       0.08
 7-Aug-03       0.08       0.08       0.08       0.08          0       0.08
 6-Aug-03       0.08       0.08       0.08       0.08          0       0.08
 5-Aug-03       0.08       0.08       0.08       0.08          0       0.08
 4-Aug-03       0.08       0.08       0.08       0.08          0       0.08
 1-Aug-03       0.08       0.08       0.08       0.08          0       0.08
31-Jul-03       0.08       0.08       0.08       0.08          0       0.08
30-Jul-03       0.08       0.08       0.08       0.08          0       0.08
29-Jul-03       0.08       0.08       0.08       0.08        100       0.08
28-Jul-03       0.08       0.08       0.08       0.08          0       0.08
25-Jul-03       0.08       0.08       0.08       0.08          0       0.08
24-Jul-03       0.08       0.08       0.08       0.08          0       0.08
23-Jul-03       0.08       0.08       0.08       0.08          0       0.08
22-Jul-03       0.08       0.08       0.08       0.08          0       0.08
21-Jul-03       0.08       0.08       0.08       0.08          0       0.08
18-Jul-03       0.08       0.08       0.08       0.08          0       0.08
17-Jul-03       0.08       0.08       0.08       0.08          0       0.08
16-Jul-03       0.08       0.08       0.08       0.08          0       0.08
15-Jul-03       0.08       0.08       0.08       0.08          0       0.08
14-Jul-03       0.08       0.08       0.08       0.08          0       0.08
11-Jul-03       0.08       0.08       0.08       0.08          0       0.08
10-Jul-03       0.08       0.08       0.08       0.08        100       0.08
 9-Jul-03       0.08       0.08       0.08       0.08       3000       0.08
 8-Jul-03       0.08       0.08       0.08       0.08        100       0.08
 7-Jul-03       0.08       0.08       0.08       0.08          0       0.08
 3-Jul-03       0.08       0.08       0.08       0.08          0       0.08
 2-Jul-03       0.08       0.08       0.08       0.08          0       0.08
 1-Jul-03       0.08       0.08       0.08       0.08          0       0.08

Trading range of July 1, 2003 through January 7, 2004.

Only trading days showing volume were included in average closing price calculation.

                                                                      APPENDIX B
                                                                      ----------

                            BUSINESS CORPORATION LAW
                             ARTICLE 6. SHAREHOLDERS

SS.623.  PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates [fig 1] for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:
(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.
(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenters' rights shall be lost unless the Supreme Court, for good cause shown, shall otherwise direct.
(3)  All dissenting shareholders, excepting those who, as provided in paragraph
(g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.
(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.
(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.
(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.
(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.
(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates [fig 1] for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:
(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or
(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.
(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

               SECTION 910 OF THE NEW YORK GENERAL CORPORATION LAW

SS.910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C). (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

(i)  To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or
(ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

(iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

                                                                      APPENDIX C
                                                                      ----------

                         STAR MULTI CARE SERVICES, INC.
                         ------------------------------
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------




                                                                            Page
                                                                            ----

Independent Auditors' Report                                                 F-2

Consolidated balance sheets as of May 31, 2003 and 2002                      F-3

Consolidated statements of operations for the three years ended
   May 31, 2003                                                              F-4

Consolidated statement of shareholders' equity
   for the three years ended May 31, 2003                                    F-5

Consolidated statements of cash flows for the three years ended
   May 31, 2003                                                              F-6

Notes to consolidated financial statements                            F-7 - F-21

                          Independent Auditors' Report
                          ----------------------------



Board of Directors and Shareholders
Star Multi Care Services, Inc.
Huntington, New York

We have audited the accompanying consolidated balance sheets of Star Multi Care Services, Inc. as of May 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended May 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Star Multi Care Services, Inc. as of May 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended May 31, 2003, in conformity with accounting principles generally accepted in the United States of America.






                                       HOLTZ RUBENSTEIN & CO., LLP

Melville, New York
August 1, 2003

                         STAR MULTI CARE SERVICES, INC.
                         ------------------------------
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                                                                   May 31,
                                                                      --------------------------------
                                                                          2003                2002
                                                                      ------------        ------------
                                     ASSETS
                                     ------

CURRENT ASSETS:
   Cash and cash equivalents                                          $    189,952        $     74,235
   Accounts receivable, net of allowance for doubtful
accounts of $315,000 and $200,000 at May 31,
2003 and 2002, respectively                                              1,976,349           1,613,540
   Prepaid expenses and other current assets                               100,534             148,755
   Deferred income taxes                                                   199,235             206,000
                                                                      ------------        ------------
       Total current assets                                              2,466,070           2,042,530

PROPERTY AND EQUIPMENT, net                                                280,573             572,859
GOODWILL                                                                 1,307,444           1,307,444
OTHER INTANGIBLE ASSETS, net                                               327,735             351,859
DEFERRED INCOME TAXES                                                      356,000           1,404,000
OTHER ASSETS                                                                20,201              50,647
                                                                      ------------        ------------

                                                                      $  4,758,023        $  5,729,339
                                                                      ============        ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
   Revolving credit line                                              $  1,907,298        $    990,254
   Accrued payroll and related taxes                                       273,058             234,194
   Accounts payable                                                        299,097             586,629
   Accrued expenses                                                        748,285           1,227,631
Due Medicare                                                                  --               350,000
Due officer                                                                315,000             125,000
Due to shareholder                                                         250,000                --
                                                                      ------------        ------------
       Total current liabilities                                         3,792,738           3,513,708
                                                                      ------------        ------------


COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Convertible preferred stock, 5,000,000 shares authorized;
$1.00 par value, -0- and 325 shares issued, respectively                      --                   325
   Common stock, $.001 par value, 20,000,000 shares authorized;
16,208,676 and 1,024,021 shares issued, respectively                        16,209               1,024
   Additional paid-in capital                                           21,807,003          21,669,864
   Deficit                                                             (20,467,236)        (19,064,891)
   Treasury stock, 26,367 common shares at May 31, 2003
and 2002, respectively, at cost                                           (390,691)           (390,691)
                                                                      ------------        ------------
       Total shareholders' equity                                          965,285           2,215,631
                                                                      ------------        ------------

                                                                      $  4,758,023        $  5,729,339
                                                                      ============        ============

                 See notes to consolidated financial statements

                         STAR MULTI CARE SERVICES, INC.
                         ------------------------------
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                Years Ended May 31,
                                                  ------------------------------------------------
                                                      2003              2002              2001
                                                  ------------      ------------      ------------
REVENUE, net                                      $ 10,474,782      $ 15,077,134      $ 38,679,374
                                                  ------------      ------------      ------------

OPERATING EXPENSES:
Cost of revenue                                      6,748,346         9,740,216        25,794,229
Selling, general and administrative                  3,398,228         6,299,390        10,127,989
Depreciation and amortization                          309,904           788,412         1,006,635
Provision for (recovery of) doubtful accounts          136,250           (19,229)        5,531,259
Impairment of assets to be disposed                       --                --           4,205,000
                                                  ------------      ------------      ------------
                                                    10,592,728        16,808,789        46,665,112
                                                  ------------      ------------      ------------

OPERATING LOSS                                        (117,946)       (1,731,655)       (7,985,738)
                                                  ------------      ------------      ------------

OTHER INCOME (EXPENSES):
Gain on the sale of business                              --             312,671              --
Interest expense, net                                 (134,239)         (676,848)         (773,432)
                                                  ------------      ------------      ------------
                                                      (134,239)         (364,177)         (773,432)
                                                  ------------      ------------      ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                (252,185)       (2,095,832)       (8,759,170)

PROVISION FOR INCOME TAXES                           1,076,000           542,000              --
                                                  ------------      ------------      ------------
LOSS FROM CONTINUING OPERATIONS AND
BEFORE EXTRAORDINARY ITEM                           (1,328,185)       (2,637,832)       (8,759,170)
                                                  ------------      ------------      ------------
DISCONTINUED OPERATIONS:
Loss from discontinued operations
tax benefit of $-0-, $-0-, and $-0-                       --                --          (1,000,000)

EXTRAORDINARY ITEM:
Gain on extinguishment of debt, net of income
tax of $1,040,000                                         --           1,553,324              --
                                                  ------------      ------------      ------------

NET LOSS                                          $ (1,328,185)     $ (1,084,508)     $ (9,759,170)
                                                  ============      ============      ============

LOSS PER COMMON SHARE:
Continuing operations                             $      (0.37)     $      (3.21)     $     (14.21)
Discontinued operations                                   --                --               (1.62)
Extraordinary item                                        --                1.85              --
                                                  ------------      ------------      ------------

Net loss                                          $      (0.37)     $      (1.36)     $     (15.83)
                                                  ============      ============      ============
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING:
Basic                                                3,766,911           841,902           619,005
                                                  ============      ============      ============

Diluted                                              3,766,911           841,902           619,005
                                                  ============      ============      ============

                 See notes to consolidated financial statements

                         STAR MULTI CARE SERVICES, INC.
                         ------------------------------
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 -----------------------------------------------

                                                             Common Stock                Preferred Stock
                                                     ---------------------------   ----------------------------
                                                                        Par                             Par
                                                        Shares         Value          Shares           Value
                                                     ------------   ------------   ------------    ------------

Balance, June 1, 2000                                     613,222   $        613            575    $        575

Exercise of stock options                                   3,334              3           --              --
Conversion of preferred stock                              83,024             83           (120)           (120)
Dividends to preferred shareholders                         1,829              2           --              --
Comprehensive loss                                           --             --             --              --
Comprehensive loss                                           --             --             --              --
                                                     ------------   ------------   ------------    ------------


Balance, May 31, 2001                                     701,409            701            455             455

Shares issued under Employee Stock Purchase Plan           39,326             39           --              --
Conversion of preferred stock                             210,670            211           (130)           (130)
Dividends to preferred shareholders                        72,616             73           --              --
Other                                                        --             --             --              --
Net loss                                                     --             --             --              --
Comprehensive loss                                           --             --             --              --
                                                     ------------   ------------   ------------    ------------


Balance, May 31, 2002                                   1,024,021          1,024            325             325

Conversion of Series A to Series B preferred stock           --             --              152             152
Conversion of preferred stock                          15,184,655         15,185           (477)           (477)
Dividends to preferred shareholders                          --             --             --              --
Net loss                                                     --             --             --              --
Comprehensive loss                                           --             --             --              --
                                                     ------------   ------------   ------------    ------------


Balance, May 31, 2003                                  16,208,676   $     16,209           --      $       --
                                                     ============   ============    ============   ============

                                                                                                            Treasury Stock
                                                                                                     ---------------------------
                                                       Paid in       Subscription
                                                       Capital        Receivable       Deficit          Shares          Value
                                                     ------------    ------------    ------------    ------------   ------------

Balance, June 1, 2000                                $ 21,563,990    $   (397,782)   $ (8,118,059)         26,367   $   (390,691)

Exercise of stock options                                  13,747            --              --              --             --
Conversion of preferred stock                                  37            --              --              --             --
Dividends to preferred shareholders                         7,543            --           (40,499)           --             --
Comprehensive loss                                           --              --              --              --             --
Comprehensive loss                                           --              --        (9,759,170)           --             --
                                                     ------------    ------------    ------------    ------------   ------------


Balance, May 31, 2001                                  21,585,317        (397,782)    (17,917,728)         26,367       (390,691)

Shares issued under Employee Stock Purchase Plan           62,608            --              --              --             --
Conversion of preferred stock                                 (81)           --              --              --             --
Dividends to preferred shareholders                        22,020            --           (62,655)           --             --
Other                                                        --           397,782            --              --             --
Net loss                                                     --              --        (1,084,508)           --             --
Comprehensive loss                                           --              --              --              --             --
                                                     ------------    ------------    ------------    ------------   ------------


Balance, May 31, 2002                                  21,669,864            --       (19,064,891)         26,367       (390,691)

Conversion of Series A to Series B preferred stock        151,847            --              --              --             --
Conversion of preferred stock                             (14,708)           --              --              --             --
Dividends to preferred shareholders                          --              --           (74,160)           --             --
Net loss                                                     --              --        (1,328,185)           --             --
Comprehensive loss                                           --              --              --              --             --
                                                     ------------    ------------    ------------    ------------   ------------


Balance, May 31, 2003                                $ 21,807,003    $       --      $(20,467,236)         26,367   $   (390,691)
                                                     ============    ============    ============    ============   ============

                                                        Total
                                                     Shareholders'   Comprehensive
                                                        Equity           Loss
                                                     ------------    ------------

Balance, June 1, 2000                                $ 12,658,646    $       --

Exercise of stock options                                  13,750            --
Conversion of preferred stock                                --              --
Dividends to preferred shareholders                       (32,954)           --
Comprehensive loss                                           --              --
Comprehensive loss                                     (9,759,170)     (9,759,170)
                                                     ------------    ------------
                                                                    $ (9,759,170)
                                                                    ============
Balance, May 31, 2001                                   2,880,272

Shares issued under Employee Stock Purchase Plan           62,647    $       --
Conversion of preferred stock                                --              --
Dividends to preferred shareholders                       (40,562)           --
Other                                                     397,782            --
Net loss                                               (1,084,508)           --
Comprehensive loss                                           --        (1,084,508)
                                                     ------------    ------------
                                                                    $ (1,084,508)
                                                                    ============
Balance, May 31, 2002                                   2,215,631

Conversion of Series A to Series B preferred stock        151,999    $       --
Conversion of preferred stock                                --              --
Dividends to preferred shareholders                       (74,160)           --
Net loss                                               (1,328,185)           --
Comprehensive loss                                           --        (1,328,185)
                                                     ------------    ------------
                                                                    $ (1,328,185)
                                                                    ============
Balance, May 31, 2003                                $    965,285
                                                     ============

                 See notes to consolidated financial statements

                         STAR MULTI CARE SERVICES, INC.
                         ------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                    Years Ended May 31,
                                                       --------------------------------------------
                                                           2003            2002            2001
                                                       ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                               $ (1,328,185)   $ (1,084,508)   $ (9,759,170)
                                                       ------------    ------------    ------------
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Provision for doubtful accounts                             136,250            --         5,531,259
Depreciation and amortization                               309,904         788,412       1,006,635
Deferred income taxes                                     1,054,765       1,435,000         (41,000)
Loss on disposal of assets                                    6,506            --              --
Extraordinary item - gain on extinguishment of debt            --        (2,593,324)           --
Gain on sale of business                                       --          (312,671)           --
Impairment of assets to be disposed                            --              --         4,205,000
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable                                        (499,059)      3,005,431      (1,875,710)
Prepaid expenses and other current assets                    48,221         130,157           4,677
Other assets                                                 30,446         167,256           2,325
Increase (decrease) in liabilities:
Accounts payable and accrued expenses                      (650,175)     (2,416,868)        997,391
Due Medicare                                               (350,000)       (650,000)      1,000,000
Other liabilities                                              --          (311,828)       (623,393)
                                                       ------------    ------------    ------------
Total adjustments                                            86,858        (758,435)     10,207,184
                                                       ------------    ------------    ------------
Net cash (used in) provided by operating activities      (1,241,327)     (1,842,943)        448,014
                                                       ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business, net                            --         5,001,274            --
Purchase of intangibles                                        --              --          (108,446)
Purchase of property and equipment                             --           (25,193)        (62,704)
                                                       ------------    ------------    ------------
Net cash provided by (used in) investing activities            --         4,976,081        (171,150)
                                                       ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on revolving credit line        917,044      (2,857,061)     (1,001,568)
(Repayment of) proceeds from note payable                      --          (300,000)        300,000
Proceeds from officer's loan                                190,000          25,000         100,000
Proceeds from issuance of stock under option plans             --            62,647          13,750
Proceeds from shareholder loans                             250,000            --              --
                                                       ------------    ------------    ------------
Net cash provided by (used in) financing activities       1,357,044      (3,069,414)       (587,818)
                                                       ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                                 115,717          63,724        (310,954)

CASH AND CASH EQUIVALENTS, beginning of year                 74,235          10,511         321,465
                                                       ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                 $    189,952    $     74,235    $     10,511
                                                       ============    ============    ============
SUPPLEMENTAL DISCLOSURE:
Income taxes paid                                      $       --      $     22,000    $     54,000
                                                       ============    ============    ============

Interest paid                                          $    143,000    $    719,000    $    774,000
                                                       ============    ============    ============

                 See notes to consolidated financial statements

                         STAR MULTI CARE SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         THREE YEARS ENDED MAY 31, 2003

1.     Summary of Significant Accounting Policies:
       ------------------------------------------
       a.  Nature of operations
           --------------------

           The Company is principally engaged in providing temporary health care personnel, including registered nurses, licensed practical nurses, certified home health aides, nurses aides and respiratory therapists to hospitals, nursing homes, extended care facilities and in-home patients in Florida, Ohio, New Jersey, Pennsylvania, upstate New York and the New York City metropolitan area.

           On August 31, 2001, the Company sold to Premier Home Health Care Services, Inc. ("Premier") certain assets related to the home health care operation of the Company's New Jersey business, and certain assets related to its home health care operations in New York. (See Note 17.)

           During fiscal 2002, the Company negotiated a new credit facility and sold its businesses in New York and New Jersey, in an effort to reduce its working capital shortfall. In addition, the Company has continued to restructure and consolidate its operations, in an effort to reduce operating expenses. The continued operations of the Company are dependent upon the Company's ability to generate increased revenue and improved operating results, or by obtaining additional debt financing or equity funds to meet working capital needs.

       b.  Principles of consolidation
           ---------------------------
           The consolidated financial statements include the accounts of Star Multi Care Services, Inc. and its subsidiaries (the "Company"), all of which are wholly-owned. All significant intercompany transactions and accounts have been eliminated.

       c.  Revenue recognition and allowance for doubtful accounts
           -------------------------------------------------------
           Net patient service revenue is reported at estimated net realizable amounts from patients, third-party payors, and others for services rendered and includes estimated retroactive revenue adjustments due to future audits, reviews, and investigations. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered, and such amounts are adjusted in future periods as adjustments become known or as years are no longer subject to such audits, reviews and investigations. A provision for doubtful accounts is made for revenue estimated to be uncollectible and is adjusted based upon management's evaluation of current industry conditions, historical collection experience and other relevant factors which, in the opinion of management, deserve recognition in estimating the allowance for doubtful accounts.

           Under Medicaid, Medicare and other cost-based reimbursement programs, the Company is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. Revenue from Medicaid programs account for approximately 65%, 70% and 63% of the Company's net patient revenue for the years ended May 31, 2003, 2002 and 2001, respectively. Laws and regulations governing the Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

       ------------------------------------------
       d.  Net income (loss) per common share
           ----------------------------------
           The basic calculation is determined by dividing net income (loss) attributable to common shares outstanding (the basic numerator) by the weighted average number of common shares outstanding (the basic denominator) during the period.

           The diluted calculation is determined by adjusting the basic numerator for any changes in income or loss that would result from the assumed exercise of potentially issued common shares. Additionally, the basic denominator is increased to include the additional number of common shares that would be outstanding if the potentially issued common shares had been issued, if dilutive. Potentially issued common shares, consisting of options, are not included in this calculation where the effect of the inclusion would be anti-dilutive. The treasury stock method is used to reflect the dilutive effect of outstanding options and warrants. For the years ended May 31, 2003, 2002 and 2001, the effect of any common stock equivalents would have been anti-dilutive.

           Net loss available to common shareholders was computed as follows:

                                                        Years Ended May 31,
                                            -------------------------------------------
                                                2003            2002            2001
                                            -----------     -----------     -----------
           Net loss                         $(1,328,185)    $(1,084,508)    $(9,759,170)
           Dividends on preferred shares        (74,160)        (62,655)        (40,499)
                                            -----------     -----------     -----------
           Net loss available to common
             shareholders                   $(1,402,345)    $(1,147,163)    $(9,799,669)
                                            ===========     ===========     ===========

       e.  Property and equipment
           ----------------------
           Property and equipment is recorded at cost. The carrying amount of assets and related accumulated depreciation and amortization are removed from the accounts when such assets are disposed of, and the resulting gain or loss is included in operations. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining life of the lease or the life of the improvements.

       f.  Goodwill and intangible assets
           ------------------------------
           In June 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. It also requires, upon adoption of SFAS No. 142, that the Company reclassify, if necessary, the carrying amounts of intangible assets and goodwill based on the criteria of SFAS No. 141.

           SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and cease amortization of intangible assets with an indefinite useful life. The Company's previous business combinations were accounted for by using the purchase method and, as of June 2002, the net carrying amount of goodwill from prior purchase transactions was approximately $1,307,000.

       ------------------------------------------
       f.  Goodwill and intangible assets (cont'd)
           ------------------------------
           The initial test for impairment required it to assess whether there was an indication that goodwill was impaired as of the date of adoption of SFAS No. 142. To accomplish this, the Company identified its reporting units and determined the carrying value of each unit, including goodwill and other intangible assets. It then determined the fair value of each reporting unit and compared it with its carrying value. In performing this test in accordance with SFAS No. 142, the Company aggregated the components of the reporting units to the level where operating decisions are made. The Company completed its annual SFAS No. 142 impairment test during the first quarter of fiscal 2003. As of June 1, 2002 it concluded that the fair values of the reporting units exceeded the carrying values of the reporting units. Therefore, no impairment charge was recognized in fiscal 2003 and no changes were made to the useful lives of its intangible.

           The effect of adoption of SFAS No. 142 on the 2002 and 2001 consolidated results of operations were as follows:

                                                     Years Ended May 31,
                                               -------------------------------
                                                   2002               2001
                                               -------------     -------------
Reported loss before extraordinary item        $  (2,637,832)    $  (8,759,170)
Add back: amortization of goodwill                   141,834            38,266
                                               -------------     -------------
Loss before extraordinary item, as adjusted    $  (2,495,998)    $  (8,720,904)
                                               =============     =============
Basic earnings per share:
   Reported loss before extraordinary item     $       (2.96)    $      (14.09)
   Amortization of goodwill                             0.17              0.06
                                               -------------     -------------
   Basic loss per share, as adjusted           $       (2.79)    $      (14.03)
                                               =============     =============
Diluted earnings per share:
   Reported loss before extraordinary item     $       (2.96)    $      (14.09)
   Amortization of goodwill                             0.17              0.06
                                               -------------     -------------
   Diluted loss per share, as adjusted         $       (2.79)    $      (14.03)
                                               =============     =============

       g.  Cash equivalents
           ----------------
           The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased, to be cash equivalents.

       h.  Income taxes
           ------------
           Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Temporary differences and carryforwards giving rise to deferred taxes primarily relate to the allowance for doubtful accounts, depreciation, accrued expenses and net operating loss carryforwards.

       i.  Stock-based compensation
           ------------------------
           The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for stock-based compensation to employees. Stock compensation to non-employees is accounted for at fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation").

       ------------------------------------------
       i.  Stock-based compensation  (cont'd)
           ------------------------
           In accordance with APB Opinion No. 25, no compensation expense has been recognized for the stock option plans. Had the Company recorded compensation expense for the stock options based on the fair value at the grant date for awards in the years ended May 31, 2003, 2002 and 2001 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have changed to the following pro forma amounts:

                                                                 Years Ended May 31,
                                                  -------------------------------------------------
                                                       2003              2002              2001
                                                  -------------     -------------     -------------
           Net loss, as reported                  $  (1,328,185)    $  (1,084,508)    $  (9,759,170)
           Net loss, pro forma                       (1,328,185)       (1,127,508)       (9,936,997)
           Basic loss per share, as reported               (.37)            (1.36)           (15.83)
           Basic loss per share, pro forma                 (.37)            (1.41)           (16.12)
           Diluted loss per share, as reported             (.37)            (1.36)           (15.83)
           Diluted loss per share, pro forma               (.37)            (1.41)           (16.12)

           The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following range of weighted-average assumptions used for grants in years ended May 31, 2002 and 2001. There were no options granted in fiscal 2003.

                                                      Years Ended May 31,
                                                      ------------------
                                                        2002       2001
                                                      -------    -------
           Dividend yield                               0.00%      0.00%
           Volatility                                 131.00%    128.01%
           Risk-free interest rate                      5.25%      5.25%
           Expected life                              5 years    5 years

           The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

       j.  Use of estimates
           ----------------
           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the period. Such estimates primarily relate to accounts receivable valuation allowances, recoverability of goodwill, realization of deferred tax assets and related valuation allowances and regulatory adjustments. Actual results may differ from those estimates.

       ------------------------------------------
       k.  Impairment of long-lived assets
           -------------------------------
           In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," an impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

       l.  New accounting pronouncements
           -----------------------------
           In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charges are depreciated over the useful life of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.

           In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. This statement provides guidance on the classification of gains and losses from the extinguishment of debt and on the accounting for certain specified lease transactions. Certain provisions of this statement related to the classification of gains and losses from extinguishment of debt.

           In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities and became effective for the Company on January 1, 2003.

           In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123," which amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company will continue to account for stock-based compensation to employees under APB Opinion No. 25 and related interpretations.

           The adoption of SFAS Nos. 143, 145, 146 and 148 did not have a material effect on the financial statements of the Company.

           In April 2003, the FASB issued SFAS NO. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.

       ------------------------------------------
       l.  New accounting pronouncements  (cont'd)
           -----------------------------
           In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

           The Company is currently evaluating the impact of Statement Nos. 149 and 150. The Company does not believe that these pronouncements will have a material effect on the financial statements.

       m.  Advertising costs
           -----------------
           Advertising costs, which are expensed as incurred, approximated $0, $18,000 and $35,000 for the years ended May 31, 2003, 2002 and 2001, respectively.

       n.  Reclassifications
           -----------------
           Certain reclassifications have been made to the financial statements for the year ended May 31, 2002 to conform with the classifications used at May 31, 2003.


2.     Impairment of Assets to be Disposed of:
       --------------------------------------
           During and subsequent to fiscal 2001, the Company initiated and completed a plan to dispose of its New York and New Jersey offices by way of a sale of these operations (see Note 17.) In connection with this plan of disposal, the Company determined that the carrying value of goodwill associated with these operations exceeded their fair values. Accordingly, a loss of $4,205,000, which is included in operating expenses, and represents the excess of the carrying value of approximately $8,800,000 over the fair value of approximately $4,600,000, was charged to operations in fiscal 2001.


3.     Property and Equipment:
       ----------------------
       Property and equipment consists of the following:

                                                            May 31,
                                                    ------------------------
                                                       2003          2002
                                                    ----------    ----------
           Furniture and fixtures                   $  435,000    $  435,000
           Computer equipment                        1,784,000     1,788,000
           Leasehold improvements                      115,000       115,000
           Other                                       271,000       271,000
                                                    ----------    ----------
                                                     2,605,000     2,609,000
           Less accumulated depreciation             2,324,000     2,036,000
                                                    ----------    ----------
                                                    $  281,000    $  573,000
                                                    ==========    ==========

4.     Other Intangibles:
       -----------------
       Other intangible assets consists of the following:

                                                               May 31,
                                                        --------------------
                                                          2003        2002
                                                        --------    --------
           Gross carrying amount:
              Customer contracts                        $393,000    $395,000
           Accumulated amortization                       65,000      43,000
                                                        --------    --------
           Balance, end of year                         $328,000    $352,000
                                                        ========    ========

           The aggregate amortization expense for each of the years ended May 31, 2003, 2002 and 2001 was approximately $21,900.

           Estimated amortization expense for the five years subsequent to May 31, 2003 is as follows:

                       Years Ending
                          May 31,
                          -------
                           2004                       $  26,400
                           2005                          26,400
                           2006                          26,400
                           2007                          26,400
                           2008                          26,400

           The remaining weighted-average amortization period as of May 31, 2003 is 11.75 years.

           Other intangible assets are being amortized using the straight-line method over a period of fifteen years.

5.     Accrued Expenses:

       Accrued expenses are as follows:

                                                             May 31,
                                                    ------------------------
                                                       2003          2002
                                                    ----------    ----------
           Worker's compensation                    $  419,000    $  469,000
           Medicaid settlement                            --         270,000
           Professional fees                            82,000       228,000
           Interest                                     14,000         7,000
           Other                                       233,000       254,000
                                                    ----------    ----------
                                                    $  748,000    $1,228,000
                                                    ==========    ==========

6.     Revolving Credit Line:
       ---------------------
           The Company has a $2,000,000 revolving credit facility (the "Credit Facility"). The Credit Facility permits the Company to borrow up to 85% of eligible accounts receivable (as defined) that are aged less than 150 days at the lender's prime rate (4.25% at May 31, 2003) plus 1%. The Credit Facility, which expires on August 31, 2004, requires the Company to meet certain financial ratios and covenants. All the assets of the Company collateralize the Credit Facility.

       ---------------------
           On December 30, 2002, the Credit Facility was amended to allow the Company to borrow up to an additional $176,000 in excess of eligible accounts receivable, under substantially the same terms as the basic Credit Facility. This extension, which expires on December 31, 2003, decreases each month by $41,667. The additional advance amount is secured by certain real estate owned by the Company's President and CEO.

           On June 12, 2003, the Credit Facility was amended again to increase the amount of the revolving credit facility from $2,000,000 to $2,500,000, under substantially the same terms as the original Credit Facility.


7.     Due Officer:
       -----------
           The loans payable to the Company's President and CEO, are due on demand and bear interest at 8% per annum.


8.     Income Taxes:
       ------------
           The Company files a consolidated U.S. federal income tax return that includes all wholly owned subsidiaries. State tax returns are filed on a consolidated, or separate basis depending on the applicable laws.

           The provision (benefit) for income taxes from continuing operations consists of the following:

                                                   Years Ended
                                                      May 31,
                                      ---------------------------------------
                                         2003          2002           2001
                                      ----------    ----------     ----------
           Current:
             Federal                  $     --      $     --       $   21,000
             State and local              21,235       147,000         20,000
                                      ----------    ----------     ----------
                                          21,235       147,000         41,000
                                      ----------    ----------     ----------
           Deferred:
             Federal                   1,054,765       395,000        (41,000)
             State and local                --            --             --
                                      ----------    ----------     ----------
                                       1,054,765       395,000        (41,000)
                                      ----------    ----------     ----------
                                      $1,076,000    $  542,000     $     --
                                      ==========    ==========     ==========

           At May 31, 2003 the Company had net operating loss carryforwards for tax purposes of approximately $9,040,000. The tax loss carryforwards expire at various dates through 2023.

           Included in the net operating loss carryforward is approximately $8,700,000 that was subject to Internal Revenue Code Section 382, which placed a limitation on the utilization of the federal net operating loss to approximately $60,000 per year, as a result of a greater than 50% ownership change of Star Multi Care Services, Inc. in fiscal 2003 (see Note 9).

       ------------
           The components of the net deferred tax assets are as follows:

                                                              May 31,
                                                    ---------------------------
                                                        2003            2002
                                                    -----------     -----------
           Deferred tax assets:
             Allowance for doubtful accounts        $   123,000     $    78,000
             Accrued expenses                              --           117,000
             Tax credits                                315,000         223,000
             Net operating loss carryforward          3,074,000       2,885,000
             Other                                       43,000          12,000
                                                    -----------     -----------
                                                      3,555,000       3,315,000
           Valuation allowance                       (3,000,000)     (1,337,000)
                                                    -----------     -----------
                                                        555,000       1,978,000
                                                    -----------     -----------
           Deferred tax liabilities:
             Depreciation and amortization                 --           368,000
                                                    -----------     -----------
                                                           --           368,000
                                                    -----------     -----------
           Net deferred tax assets                  $   555,000     $ 1,610,000
                                                    ===========     ===========


           A reconciliation between the actual income tax expense (benefit) and income taxes computed by applying the statutory federal income tax rate to income from continuing operations is as follows:

                                                                      Years Ended
                                                                         May 31,
                                                       -------------------------------------------
                                                           2003            2002            2001
                                                       -----------     -----------     -----------
           Computed federal income tax
             at statutory rates                        $   (86,000)    $  (713,000)    $(3,318,000)
           State taxes, net of federal benefit             (15,000)       (126,000)       (586,000)
           Items without tax benefit                          --         1,170,000       1,709,000
           Adjustments to prior years tax liability           --              --           546,000
           Valuation allowance                           1,000,000            --         1,377,000
           Other, net                                      177,000         164,000         272,000
                                                       -----------     -----------     -----------
                                                       $ 1,076,000     $   495,000     $      --
                                                       ===========     ===========     ===========

9.     Shareholders' Equity:
       --------------------
       Capitalization
       --------------
           The Company amended its Certificate of Incorporation to increase the authorized number of common stock shares from 5,000,000 to 20,000,000.

           The Company has authorized 5,000,000 shares of preferred stock, $1.00 par value, which the Board of Directors has authority to issue from time to time in series. The Board of Directors also has the authority to fix, before the issuance of each series, the number of shares in each series and the designation, preferences, rights and limitations of each series.

       --------------------
       Convertible Preferred Stock
       ---------------------------
           In April 1999, the Company completed a private placement by the sale of 575 Series A 8% Convertible Preferred Stock ("Series A Preferred") for $575,000. After sixty days from the closing date, the Series A Preferred may be converted to common stock equal to the lessor of: (i) 125% of the market price of common stock three trading days immediately preceding the closing date, or
(ii) the market price of the Company's Common stock discounted from 10% to 30%, such discount increasing with the passage of time. Holders of the Series A Preferred can convert the stated value of their shares, in whole or in part, into common stock at a maximum conversion price of $12.66 per share (45,432 shares), and have liquidation preference over common shareholders and Series B Preferred. The Series A Preferred pays an 8% annual dividend payable quarterly that may be converted to common stock at the option of the Company.

           In fiscal 2003, the Company amended its certificate of incorporation to provide for the creation of a Series B 7% Convertible Preferred Stock ("Series B Preferred"). The Board of Directors approved the authorization of 500 shares of the Series B Preferred with a par value of $1.00. The Series B Preferred pays a 7% annual dividend payable quarterly, and may be converted to common stock equal to the lessor of: (i) 125% of the market price of the common stock, or (ii) the price equal to 71% of the lowest Closing Bid Price of the common stock for the 28 day period prior to the conversion date. Holders of the Series B Preferred have a liquidation preference over common shareholders. On July 24, 2002, the holders of Series A Preferred exchanged all their shares, including accrued and unpaid dividends for 477 shares of Series B Preferred.

           In October 2002, Stephen Sternbach, CEO of the Company, and Matthew Solof, former director of the Company, purchased all of the remaining issued and outstanding Series B 7% convertible preferred stock from the Shaar Fund Ltd.

           In March 2003, Sternbach and Solof converted the remaining outstanding Series B preferred stock into 15,149,444 shares of the Company's common stock. The conversion of the preferred shares by Sternbach and Solof resulted in them attaining more than a majority of the outstanding common stock in the Company.

10.    Stock Option Plans:
       ------------------
       Incentive stock option plans
       ----------------------------
           The Company has two stock option plans (the "Plans") as adopted and as adjusted for stock dividends. Participants may be granted either Incentive Stock Options or Non-Qualified Stock Options to purchase shares of common stock. The purpose of the Plans is to promote the overall financial objectives of the Company and its shareholders by motivating those persons selected to participate in the Plans to achieve long-term growth in shareholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. Such options become exercisable at various intervals based upon vesting schedules as determined by the Compensation Committee. The options expire between September 2003 and December 2008.

           The incentive stock options may be granted to employees and consultants of the Company at a price not less than the fair market value on the date of grant. All such options are authorized and approved by the Board of Directors, based on recommendations of the Compensation Committee.

       ------------------
       Non-Employee Directors' Stock Option Plan
       -----------------------------------------
           The Company has adopted a non-qualified stock option plan for all non-employee Directors of the Company. The plan is designed to provide an incentive to Directors and attract and retain the services of experienced and knowledgeable non-employee Directors. The plan expires on March 25, 2007.

           A summary of the Company's various fixed stock option plans as of May 31, 2003, 2002 and 2001, and changes during the years then ended is presented below.

                                                                    Years Ended May 31,
                                               2003                        2002                        2001
                                        --------------------       ---------------------       ---------------------
                                                    Weighted                    Weighted                    Weighted
                                                    Average                     Average                     Average
                                                    Exercise                    Exercise                    Exercise
       Fixed Stock Options              Shares        Price        Shares         Price        Shares         Price
       -------------------              ------        -----        ------         -----        ------         -----
Outstanding, beginning of year          291,822      $ 2.63         291,459      $6.18         141,778       $11.40

Granted                                    --           --          130,000        0.44        167,500         1.98
Exercised                                  --           --             --           --          (3,334)        4.13
Canceled                                   --           --         (129,637)       8.43        (14,485)        9.11
                                        -------                     -------                    -------
Outstanding, end of year                291,822      $ 2.63         291,822      $ 2.63        291,459       $ 6.18
                                        =======                     =======                    =======
Options exercisable at year end         291,822      $ 2.63         291,822      $ 2.63        284,648       $ 6.19
                                        =======                     =======                    =======
Weighted average fair value of
   options granted during the year                   $  --                       $ 0.39                      $ 1.64
                                                     ======                      ======                      ======

           The following table summarizes information about stock options outstanding at May 31, 2003:

                                           Options Outstanding                               Options Exercisable
                                --------------------------------------------             ---------------------------
                                                  Weighted
                                                  Average           Weighted                                Weighted
      Range of                                   Remaining          Average                                 Average
      Exercise                    Number        Contractual         Exercise                Number          Exercise
      Price                     Outstanding         Life              Price              Outstanding          Price
      -----                     -----------         ----              -----              -----------          -----
    $.41 - $1.75                  220,000           3.23          $     1.09                220,000       $     1.09
   $3.75 - $4.13                   30,939           1.23          $     4.10                 30,939       $     4.10
       $6.60                       20,000           1.55          $     6.60                 20,000       $     6.60
  $11.14 - $13.61                  20,327           1.36          $    11.88                 20,327       $    11.88
       $46.13                         556           4.34          $    46.13                    556       $    46.13

           Shares reserved for future issuance at May 31, 2003 are comprised of the following:

           Incentive stock option plans                            268,988
           Non-employee Directors stock option plan                 22,834
           Employee stock purchase plan                             35,515
                                                                   -------
                                                                   327,337
                                                                   =======

       ------------------
       Non-Employee Directors' Stock Option Plan  (cont'd)
       -----------------------------------------
           In November 1995, the Company adopted an Employee Stock Purchase Plan whereby certain employees can purchase shares of common stock at the lesser of 85% of fair market value of the stock at the beginning or end of the calendar year. Since inception of this Plan, a total of 5,088 shares were issued.


11.    Related Party Transactions:
       --------------------------
       a.  Stock subscription receivable
           -----------------------------
           On April 20, 1995, the Company accepted a non-recourse promissory note from the former Chief Executive Officer of AMSERV, Eugene J. Mora, in the original principal amount of $198,440, bearing interest at a rate of 10% per annum and maturing in April 2001, and $1,100 in cash for the exercise of options for 4,999 shares of the Company's common stock. The promissory note is secured by 8,069 shares of the Company's common stock owned by Mr. Mora. On January 16, 1996, the promissory note was amended to become a recourse promissory note, secured by 4,999 shares of common stock owned by Mr. Mora, with interest at a rate of 5.73% per annum. Also on January 16, 1996, the Company accepted an additional recourse promissory note from Mr. Mora in the original principal amount of $199,342, bearing interest at a rate of 5.73% per annum and maturing in January 2002, and $1,105 in cash for the exercise of options for 5,022 shares of the Company's common stock.

           In fiscal 2002, the Company sold certain assets related to its New Jersey operations. The Company's New Jersey business arose primarily as a result of the Company's acquisition of AMSERV in 1995. As a result, the Company wrote-off the value of the non-compete in connection with the disposition of its New Jersey business, as they deemed if not have any value subsequent to the disposition of its New Jersey business. The write-off was included as part of the gain on sale of business.

           In accordance with the settlement agreement with Mr. Mora, the Company agreed to forgive the subscription receivable in consideration for Mr. Mora entering into a covenant not-to-compete agreement with the Company. Accordingly during fiscal 2002, the Company wrote off the subscription receivable and increased intangible assets by the amount of the note receivable and the unpaid accrued interest in the aggregate amount of $440,000.

       b.  Due to shareholder
           ------------------
           Due to shareholder, represents loans due on demand which bear interest at 8% per annum.

12.    Fair Value of Financial Instruments:
       -----------------------------------

           The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

           CURRENT ASSETS AND CURRENT LIABILITIES: The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

       -----------------------------------
           LONG-TERM DEBT: The fair value of the Company's long-term debt, including the current portions, was estimated using a discounted cash flow analysis, based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of variable rate debt at May 31, 2003 and 2002 approximates its fair value.

13.    Concentrations of Credit Risk and Major Customers:
       -------------------------------------------------
           Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of trade accounts receivable and temporary cash investments.

           The Company provides temporary health care personnel to hospitals, nursing homes, extended care facilities and in-home patients. At May 31, 2003 and 2002, approximately 65% and 40%, respectively, of accounts receivable was due from Medicaid. Credit losses relating to customers historically have not been significant and within management's expectations.

           The Company places its temporary cash investments with high credit quality financial institutions.

14.    Business Risks:
       --------------
           The Company's primary business, offering home health care services, is heavily regulated at both the federal and state levels. While the Company is unable to predict what regulatory changes may occur or the impact of any particular change, the Company's operations and financial results could be negatively affected. Further, the Company operates in a highly competitive industry, which may limit the Company's ability to price its services at levels that they believe appropriate. These competitive factors may adversely affect the Company's financial results.


15.    Commitments:
       -----------
       a.  Employment agreement
           --------------------
           The Company has an employment agreement, as amended, with an officer which expires in December 2005. The aggregate commitment for future salary, excluding bonuses, under the agreement is $1,264,000. The agreement also provides for increases based on the consumer price index increases and certain bonuses based upon annual pretax income. The aggregate minimum commitment for future salaries under the agreement is as follows:

                 Years Ending
                    May 31,
                    -------
                     2004                               $     280,800
                     2005                                     280,800
                     2006                                     140,400
                                                        -------------
                                                        $     702,000
                                                        =============
       b.  Leases
           ------
           The Company conducts its operations from leased office space under various operating leases which expire at various dates through 2008.

       -----------
       b.  Leases  (cont'd)
           ------
           As of May 31, 2003 future net minimum rental payments under operating leases having initial or remaining noncancellable terms in excess of one year are as follows:

                 Years Ending
                    May 31,
                    -------

                     2004                               $     197,000
                     2005                                     140,000
                     2006                                      67,000
                     2007                                      25,000
                     2008                                      12,000
                                                        -------------
                                                        $     441,000
                                                        =============

           Rental expenses for operating leases for fiscal years ended 2003, 2002 and 2001 were approximately $195,000, $576,000, and $621,000, respectively.


16.    Contingencies:
       -------------
           The Company is a defendant in several actions which are routine and incidental to its business. In management's opinion, settlement of these actions will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.


17.    Gain on Sale of Business:
       ------------------------
           On July 3, 2001 the Company entered into an agreement with Premier Home Health Care Services, Inc. ("Premier") to sell selected assets and home health care operations of the Company's New Jersey ("NJ Assets") and New York ("NY Assets") operations for an aggregate sales price of $5.5 million, subject to a post closing adjustment based upon certain revenue thresholds. The allocation of the sales price was $4.0 million for the NJ Assets, and $1.5 million for the NY Assets, respectively.

           During fiscal 2002, the Company completed the sale of the NY and NJ Assets for an adjusted sales price of $5,250,000, and recognized a gain of approximately $313,000 on the sale, net of various transaction costs.


18.    Extraordinary Item:
       ------------------
           In February 1999, the Company adopted a plan to discontinue its Medicare business provided by one of its subsidiaries, Star Multi Care Services of Florida, Inc d/b/a American Health Care Services. The subsidiary ceased operations on July 1, 1999, and in connection with its Medicare business, the subsidiary was overpaid $2,593,324 by Medicare through its final date of operation and was included in due Medicare on the balance sheet.

           The subsidiary liquidated its assets and discharged its liabilities through an assignment for benefit of creditors under Florida State law, and the subsidiary was dissolved. In connection with the dissolution and liquidation of the subsidiary, the Company has recorded an extraordinary gain of approximately $1,553,000 (net of income taxes of $1,040,000) for the extinguishment of the debt related to the Medicare overpayments made to the subsidiary. This gain has been presented as an extraordinary item for the year ended May 31, 2002.

19.    Discontinued Operations:
       -----------------------
           In February 1999, the Company adopted a plan to abandon its Medicare business being provided by one of its subsidiaries, American Health Care Services ("American") in the State of Florida. The Company ceased operations effective July 1, 1999. The Company liquidated its assets and discharged its liabilities through an assignment for the benefit of creditors proceeding. Accordingly, the operating results of American have been segregated from continuing operations and reported as a separate line item on the statement of operations.

           Operating results (exclusive of any corporate charges or interest expense and the aforementioned provisions) from discontinued operations for May 31, 2001 are as follows:

           Revenue, net                                     $(1,000,000)
                                                            -----------
           Costs and expenses:
             Costs of revenue                                      --
             Selling, general and administrative                   --
             Depreciation and amortization                         --
                                                            -----------
           Operating loss                                    (1,000,000)
           Other deductions                                        --
                                                            -----------
           Loss before income taxes                          (1,000,000)
           Income tax benefit                                      --
                                                            -----------
           Net loss                                         $(1,000,000)
                                                            ===========

20.    Supplementary Information - Statement of Cash Flows:
       ---------------------------------------------------
           During the years ended May 31, 2002 and 2001, the Company issued 72,616, and 1,829 shares of common stock in satisfaction of $22,093 and $7,545, respectively, of dividends to preferred shareholders.


21.    Selected Quarterly Financial Results (Unaudited):
       ------------------------------------------------

                                                                           Fiscal Quarter Ended
                                                      ------------------------------------------------------------
                                                      August 31,      November 30,     February 28,       May 31,
                                                         2002             2002             2003            2003
                                                      ---------        ---------        ---------       ----------
                                                                  (In thousands except per share data)
           Revenue, net                            $      2,389     $      2,562     $      2,688     $      2,836
           Operating income (loss)                         (106)              (4)              14              (22)
           Net loss                                        (135)             (38)          (1,017)            (138)

           Income (Loss) Per Share:
              Basic                                        (.14)            (.03)            (.99)            (.02)
              Diluted                                      (.14)            (.03)            (.99)            (.02)

           Weighted Average Shares Outstanding:
              Basic                                   1,011,815        1,032,865        1,032,865       12,020,374
                                                      =========        =========        =========       ==========
              Diluted                                 1,011,815        1,032,865        1,032,865       12,020,374
                                                      =========        =========        =========       ==========

           Income (loss) per share is computed independently for each of the quarters presented. Therefore, the sums of the quarterly income (loss) per share do not necessarily equal the total for the year.

                                                                      APPENDIX D
                                                                      ----------
                         STAR MULTI CARE SERVICES, INC.
                           CONSOLIDATED BALANCE SHEET
                                    UNAUDITED

                                                                 FEBRUARY 29,
                                                                     2004
                                                                 ------------
ASSETS:
-------

CURRENT ASSETS:
  Cash and cash equivalents                                      $     29,809
  Accounts receivable, net of allowance for doubtful
    accounts of $514,000                                            2,479,977
  Prepaid expenses and other current assets                            50,913
  Deferred income taxes                                               199,235
                                                                 ------------
      Total current assets                                          2,759,934

PROPERTY AND EQUIPMENT, NET                                            82,711
GOODWILL                                                            1,307,444
OTHER INTANGIBLE ASSETS, NET                                          307,935
DEFERRED INCOME TAXES                                                 350,000
OTHER ASSETS                                                           18,089
                                                                 ------------
                                                                 $  4,826,113
                                                                 ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
-------------------------------------

CURRENT LIABILITIES:
  Revolving credit line                                          $  2,034,444
  Accrued payroll and related expenses                                285,449
  Accounts payable                                                    231,698
  Accrued expenses                                                    796,845
  Due officer                                                         250,000
  Due shareholder                                                     250,000
                                                                 ------------
      Total current liabilities                                     3,848,436
                                                                 ------------


SHAREHOLDERS' EQUITY:
  Convertible preferred stock, 5,000,000 shares authorized;
    $1.00 par value authorized; -0- shares issued
  Common stock, $.001 par value per share, 20,000,000 shares
    authorized;  16,208,676 shares issued                              16,209
  Additional paid-in capital                                       21,807,003
  Deficit                                                         (20,454,844)
  Treasury stock, 26,367 common shares, at cost                      (390,691)
                                                                 ------------
  Total shareholders' equity                                          977,677
                                                                 ------------
                                                                 $  4,826,113
                                                                 ============

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         STAR MULTI CARE SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED



                                                  THREE MONTHS ENDED                   NINE MONTHS ENDED
                                             FEBRUARY 29,     FEBRUARY 28,       FEBRUARY 29,     FEBRUARY 28,
                                            ------------------------------      ------------------------------
                                                2004              2003              2004              2003
                                            ------------      ------------      ------------      ------------
REVENUE, net                                $  3,115,134      $  2,687,633      $  9,607,027      $  7,639,196

OPERATING EXPENSES:
  Costs of revenue                             2,077,255         1,715,305         6,261,557         4,721,424
  Selling, general and administrative            943,255           831,177         2,755,940         2,704,536
  Depreciation and amortization                   73,133            77,475           221,161           232,429
  Provision for doubtful accounts                 58,268            49,844           219,179            77,518
                                            ------------      ------------      ------------      ------------

                                               3,151,911         2,673,801         9,457,837         7,735,907
                                            ------------      ------------      ------------      ------------

OPERATING INCOME (LOSS)                          (36,777)           13,832           149,190           (96,711)

OTHER EXPENSE:
  Interest expense, net                          (44,349)          (30,534)         (130,798)          (93,194)
                                            ------------      ------------      ------------      ------------

INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES                               (81,126)          (16,702)           18,392          (189,905)

PROVISION (BENEFIT) FOR INCOME TAXES             (28,000)        1,000,000             6,000         1,000,000
                                            ------------      ------------      ------------      ------------

NET INCOME (LOSS)                           $    (53,126)     $ (1,016,702)     $     12,392      $ (1,189,905)
                                            ============      ============      ============      ============

BASIC INCOME (LOSS) PER COMMON SHARE:       $         --      $      (0.99)     $         --      $      (1.18)
                                            ============      ============      ============      ============

DILUTED INCOME (LOSS) PER COMMON SHARE:     $         --      $      (0.99)     $         --      $      (1.18)
                                            ============      ============      ============      ============
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
  Basic                                       16,182,309         1,032,865        16,182,309         1,025,669
                                            ============      ============      ============      ============

  Diluted                                     16,182,309         1,032,865        16,182,309         1,025,669
                                            ============      ============      ============      ============

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         STAR MULTI CARE SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    UNAUDITED

                                                                     NINE MONTHS ENDED
                                                              ------------------------------
                                                              FEBRUARY 29,      FEBRUARY 28,
                                                                  2004              2003
                                                              ------------      ------------
Cash flow from operating activities:
  Net income (loss)                                           $     12,392      $ (1,189,905)
                                                              ------------      ------------
  Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
      Depreciation and amortization                                221,161           232,429
      Provision for doubtful accounts                              219,179            77,518
      Deferred income taxes                                          6,000         1,000,000
      Changes in operating assets and liabilities:
        (Increase) decrease in assets:
           Accounts receivable                                    (722,807)         (320,625)
           Prepaid expenses and other current assets                49,621           (36,372)
           Other assets                                              2,113            31,198
        Increase (decrease) in liabilities:
           Accrued payroll and related expenses                     12,391          (192,922)
           Accounts payable and other accrued expenses             (18,839)         (313,827)
           Due Medicare                                                 --          (230,157)
                                                              ------------      ------------
                Total adjustments                                 (231,181)          247,242
                                                              ------------      ------------
      Net cash used in operating activities                       (218,789)         (942,663)
                                                              ------------      ------------


  Cash flows from investing activities:
           Purchase of office equipment                             (3,500)               --
           Proceeds from sale of assets, net                            --             6,508
                                                              ------------      ------------
      Net cash (used in) provided by investing activities           (3,500)            6,508
                                                              ------------      ------------


  Cash flows from financing activities:
           Borrowings under revolving credit line                  220,102           670,363
           Repayments under revolving credit line                  (92,956)          (42,327)
           Proceeds from notes payable                                  --           450,000
           Repayment of notes payable                              (65,000)           (5,000)
                                                              ------------      ------------
      Net cash provided by financing activities                     62,146         1,073,036
                                                              ------------      ------------

  Net (decrease) increase in cash and cash equivalents            (160,143)          136,881
  Cash and cash equivalents at beginning of period                 189,952            74,235
                                                              ------------      ------------
  Cash and cash equivalents at end of period                  $     29,809      $    211,116
                                                              ============      ============

  Supplemental disclosure:
      Income taxes paid                                       $         --      $      6,000
                                                              ============      ============
      Interest paid                                           $    130,000      $     89,000
                                                              ============      ============

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         STAR MULTI CARE SERVICES, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

In the opinion of management, the accompanying unaudited interim consolidated financial statements of Star Multi Care Services, Inc. and its subsidiaries (the "Company") contain all adjustments necessary to present fairly the Company's financial position as of February 29, 2004, and the results of its operations and cash flows for the three month and nine month periods ended February 29, 2004 and February 28, 2003.

The accounting policies followed by the Company are set forth in Note 1 to the Company's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended May 31, 2003, which is incorporated herein by reference. Specific reference is made to this report for the notes to consolidated financial statements included therein.

The results of operations for the nine month period ended February 29, 2004 are not necessarily indicative of the results to be expected for the full year.

NOTE 1:    NET INCOME (LOSS) PER COMMON SHARE
           ----------------------------------

Net income (loss) per common share and per common and common equivalent share is based upon weighted-average common and common equivalent shares outstanding during each period. Common equivalent shares include the dilutive effect of stock options if any.

Net income available to common shareholders was computed as follows:

                                                             THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                       ------------------------------      ------------------------------
                                                          Feb 29,           Feb 28,           Feb 29,          Feb 28,
                                                           2004              2003              2004             2003
                                                       ------------      ------------      ------------     ------------
Net Income (loss)                                      $    (53,126)     $ (1,016,702)     $     12,392     $ (1,189,905)
Dividends on preferred shares                                    --            (8,005)               --          (23,900)
                                                       ------------      ------------      ------------     ------------
Net income (loss) available to common shareholders     $    (53,126)     $ (1,024,707)     $     12,392     $ (1,213,805)
                                                       ============      ============      ============     ============

NOTE 2:    RECLASSIFICATIONS AND USE OF ACCOUNTING ESTIMATES
           -------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the period. Such estimates primarily relate to accounts receivable valuation allowances, recoverability of goodwill, realization of deferred tax assets, and related valuation allowance and regulatory adjustments. Actual amounts may differ from those estimates.

NOTE 3:    GOODWILL AND INTANGIBLE ASSETS
           ------------------------------

In June 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. It also requires, upon adoption of SFAS No. 142, that the Company reclassify, if necessary, the carrying amounts of intangible assets and goodwill based on the criteria of SFAS No. 141.

           ------------------------------------------

SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and cease amortization of intangible assets with an indefinite useful life. No adjustments for impairment losses were required.

NOTE 4:    CREDIT FACILITY
           ---------------

On August 31, 2001, the Company entered into a $2 million dollar credit facility with Heller Healthcare Finance, Inc., which provides for the Company to borrow up to 85% of eligible accounts receivable (as defined in the loan agreement) that are aged less than 150 days, at the lender's prime rate plus 1%. On December 30, 2002, the credit facility was amended to allow the Company to borrow up to an additional $176,000 in excess of eligible accounts receivable, under substantially the same terms as the basic credit facility. This extension, which expired on March 31, 2004, decreased each month on a straight line basis. The credit facility was further amended on June 12, 2003, to $2.5 million, all other terms remaining the same.

NOTE 5:    STOCK-BASED COMPENSATION
           ------------------------

The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for stock-based compensation to employees. Stock compensation to non-employees is accounted for at fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation").

In accordance with APB Opinion No. 25, no compensation expense has been recognized for the stock option plans. Had the Company recorded compensation expense for the stock options based on the fair value at the grant date for the awards consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have changed to the following pro forma amounts:

                                                         NINE MONTHS ENDED                    THREE MONTHS ENDED
                                                   ------------------------------      ------------------------------
                                                   FEBRUARY 29,      FEBRUARY 28,      FEBRUARY 29,      FEBRUARY 28,
                                                       2004              2003              2004              2003
                                                   ------------      ------------      ------------      ------------
Net income (loss), as reported                     $     12,392      $ (1,189,905)     $    (53,126)     $ (1,016,702)
Net income (loss), pro forma                       $      3,592      $ (1,189,905)     $    (53,126)     $ (1,016,702)
Basic earnings (loss) per share, as reported       $      (0.00)     $      (1.18)     $       0.00      $      (0.99)
Basic earnings (loss) per share, pro forma         $      (0.00)     $      (1.18)     $       0.00      $      (0.99)
Diluted earnings (loss) per share, as reported     $      (0.00)     $      (1.18)     $       0.00      $      (0.99)
Diluted earnings (loss) per share, pro forma       $      (0.00)     $      (1.18)     $       0.00      $      (0.99)